Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of August 2, 2017

$20,000,000

The HABIT RESTAURANTS, LLC

and

CERTAIN OTHER PERSONS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

BANK OF THE WEST,

as Agent,

and

THE LENDERS THAT ARE PARTIES HERETO,

as Lenders

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION1
1.1	Definitions1
1.2	Accounting Terms32
1.3	Uniform Commercial Code33
1.4	Certain Matters of Construction33
1.5	Certain Calculations34
1.6	Time References34
SECTION 2.	CREDIT FACILITIES34
2.1	Revolver Commitment34
2.2	[Reserved]35
2.3	Letter of Credit Facility35
SECTION 3.	INTEREST, FEES AND CHARGES38
3.1	Interest38
3.2	Fees38
3.3	Computation of Interest, Fees, Yield Protection39
3.4	Reimbursement Obligations39
3.5	Illegality40
3.6	Inability to Determine Rates41
3.7	Increased Costs; Capital Adequacy41
3.8	Mitigation42
3.9	Funding Losses42
3.10	Maximum Interest42
SECTION 4.	LOAN ADMINISTRATION43
4.1	Manner of Borrowing and Funding Revolver Loans43
4.2	Defaulting Lender45
4.3	[Reserved]45
4.4	Borrower Agent45
4.5	One Obligation46
4.6	Effect of Termination46
SECTION 5.	PAYMENTS46
5.1	General Payment Provisions46
5.2	Repayment of Revolver Loans47
5.3	[Reserved]47
5.4	[Reserved]47
5.5	Payment of Other Obligations47

i

5.6	Marshaling; Payments Set Aside47
5.7	Application and Allocation of Payments47
5.8	[Reserved]49
5.9	Account Stated49
5.10	Taxes50
5.11	Lender Tax Information51
5.12	Nature and Extent of Each Borrower’s Liability53
SECTION 6.	CONDITIONS PRECEDENT55
6.1	Conditions Precedent to Initial Loans55
6.2	Conditions Precedent to All Credit Extensions56
6.3	Conditions Subsequent57
SECTION 7.	COLLATERAL58
7.1	Grant of Security Interest58
7.2	Lien on Deposit Accounts; Cash Collateral59
7.3	Real Estate Collateral60
7.4	Other Collateral60
7.5	No Assumption of Liability61
7.6	Further Assurances61
7.7	Subsidiary Stock61
SECTION 8.	COLLATERAL ADMINISTRATION61
8.1	Administration of Deposit Accounts61
8.2	General Provisions61
8.3	Power of Attorney62
SECTION 9.	REPRESENTATIONS AND WARRANTIES63
9.1	General Representations and Warranties63
9.2	Complete Disclosure69
9.3	Amendment of Schedules69
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS69
10.1	Affirmative Covenants69
10.2	Negative Covenants73
10.3	Financial Covenants81
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT81
11.1	Events of Default81
11.2	Remedies upon Default83
11.3	License84
11.4	Setoff85

11.5	Remedies Cumulative; No Waiver85
SECTION 12.	AGENT85
12.1	Appointment, Authority and Duties of Agent85
12.2	Agreements Regarding Collateral and Borrower Materials86
12.3	Reliance By Agent87
12.4	Action Upon Default87
12.5	Ratable Sharing88
12.6	Indemnification88
12.7	Limitation on Responsibilities of Agent89
12.8	Resignation; Successor Agent89
12.9	Due Diligence and Non-Reliance89
12.10	Remittance of Payments and Collections90
12.11	Individual Capacities90
12.12	[Reserved]91
12.13	Bank Product Providers91
12.14	No Third Party Beneficiaries91
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS91
13.1	Successors and Assigns91
13.2	Participations91
13.3	Assignments92
13.4	Replacement of Certain Lenders93
SECTION 14.	MISCELLANEOUS94
14.1	Consents, Amendments and Waivers94
14.2	Indemnity95
14.3	Notices and Communications96
14.4	Performance of Borrowers’ Obligations97
14.5	Credit Inquiries97
14.6	Severability97
14.7	Cumulative Effect; Conflict of Terms98
14.8	Counterparts98
14.9	Entire Agreement98
14.10	Relationship with Lenders98
14.11	No Advisory or Fiduciary Responsibility98
14.12	Confidentiality99
14.13	GOVERNING LAW99
14.14	Consent to Forum100
14.15	Waivers100
14.16	Patriot Act Notice101

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assignment Notice
Exhibit C	[Reserved]
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Borrowing
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Secured Bank Products Provider Agreement
Exhibit 2.1.2	Form of Revolver Note
Exhibit 6.1(j)	Form of Solvency Certificate
Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.2.1	Restaurant Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Owned Real Estate
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.16	Existing Affiliate Transactions
Schedule 14.3.1	Notice Addresses

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of August 2, 2017, among (i) THE HABIT RESTAURANTS, LLC, a Delaware limited liability company (“Borrower Agent” or the “Company”), and certain other Persons party to this Agreement from time to time as a borrower (together with the Borrower Agent, each a “Borrower” and, collectively, “Borrowers”), (ii) the Persons from time to time signatory hereto as guarantors, (iii) the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and (iv) BANK OF THE WEST (“Bank of the West”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, the Borrowers have requested that the Lenders and the Issuing Bank make loans and other financial accommodations to the Borrowers in an aggregate amount of up to $20,000,000; and

WHEREAS, the Lenders and the Issuing Bank have agreed to make such loans and other financial accommodations to the Borrowers on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions

.  As used herein, the following terms have the meanings set forth below:

“Account”: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor”: a Person obligated under an Account, Chattel Paper or General Intangible.

“Acquisition”: a transaction or series of transactions resulting in (a) the acquisition of a business, division, or substantially all assets of a Person; (b) the acquisition of record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) the merger, consolidation or combination of a Borrower or Subsidiary with another Person.

“Adjusted Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, or (c) the One-Month LIBOR Rate (adjusted for reserves) on such date (or, if such date is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, or the Federal Funds Rate, or the One-Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the One-Month LIBOR Rate, respectively.

“Adjusted Base Rate Loan”: a Revolver Loan that bears interest based on the Adjusted Base Rate.

“Affected Lender”:  as defined in Section 13.4 of this Agreement.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent”: as defined in the preamble to this Agreement.

“Agent Indemnitees”: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

“Agreement”: as defined in the preamble to this Agreement.

“Allocable Amount”: as defined in Section 5.12.3.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction in which the Obligors or any of their respective Subsidiaries conduct business from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law”: any Applicable Law applicable to the Obligors or any of their respective Subsidiaries relating to terrorism or money laundering, including any applicable provision of the Patriot Act, the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Debt”:  as defined in the definition of “Weighted Average Life to Maturity.”

“Applicable Law”: all laws, rules and regulations and government guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin”: the per annum margin set forth below:

LIBOR Loan	Adjusted Base Rate Loan	Letter of Credit Fee
1.75%	0.00%	1.75%

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Asset Disposition”: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee, substantially in the form of Exhibit A.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of the West”: as defined in the preamble to this Agreement, together with its successors and permitted assigns.

“Bank of the West Indemnitees”: Bank of the West and its officers, directors, employees, Affiliates, agents and attorneys.

“Bank Product”: any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Obligor or Subsidiary, other than Letters of Credit.

“Bankruptcy Code”: Title 11 of the United States Code.

“Board of Governors”: the Board of Governors of the Federal Reserve System.

“Borrowed Money”: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit (including Letters of Credit) to the extent not paid within three (3) Business Days of the date such reimbursement obligations becoming due and payable; and (d) guaranties of any Debt of the foregoing types owing by another Person.  Notwithstanding the foregoing, “Borrowed Money” shall exclude earn-outs and similar obligations unless such earn-outs and similar obligations are non-contingent obligations under GAAP and have not been paid within three Business Days of becoming due and payable.

“Borrower” or “Borrowers”: as defined in the preamble to this Agreement.

“Borrower Agent”: as defined in the preamble to this Agreement.

“Borrower Materials”: reports, financial statements and other written materials delivered by Borrowers hereunder.

“Borrowing”: a Loan or group of Loans that are made on the same day or are converted into a Loan or Loans on the same day.

“Business Day”: shall mean a day, other than a Saturday or Sunday, on which the Lenders are open for business for the funding of corporate loans, and, with respect to the One-Month LIBOR Rate, a day on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Lease”: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  For the avoidance of doubt, notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the Obligors’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date to the extent provided in Section 1.2.

“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

“Cash Collateral Account”: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its reasonable discretion, which account shall be subject to a Lien in favor of Agent.

“Cash Collateralize”: the delivery of cash (or, in the case of any LC Obligation or Letter of Credit, a backstop letter of credit to the extent reasonably satisfactory to the Issuing Bank) to Agent, as security for the payment of any inchoate or other contingent Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any other inchoate or other contingent Obligations for which a claim or demand for payment has been made in writing on or prior to such time or in respect of matters or circumstances known to Agent at such time that could be reasonably expected to result in a loss, cost, damage or expense, Agent’s good faith, reasonable estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralization” has a correlative meaning.

“Cash Equivalents”: (a) marketable obligations issued by, or unconditionally guaranteed by, the United States government or any agency or instrumentality thereof and backed by the full faith and credit of the United States government, in each case maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of the West, any Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by

Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) of this definition entered into with any bank described in clause (b) of this definition; (d) commercial paper issued by Bank of the West, any Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within twelve months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above in this definition, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“Cash Management Services”: any services provided from time to time by Bank of the West, any Lender or any of their respective Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“CFC”: a Person that is a “controlled foreign corporation” under Section 957 of the Code.

“CFC Holding Company”: a Subsidiary (including a disregarded entity for U.S. federal income tax purposes) (i) substantially all of the assets of which consist of equity or, if applicable, intercompany debt of one or more direct or indirect Subsidiaries that are CFCs or other CFC Holding Companies and (ii) that conducts no material business other than holding such equity and, if applicable, intercompany debt.

“Change in Law”: the occurrence, after the date of this Agreement, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any United States Governmental Authority.

“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and, subject to the limitations set forth in the last sentence of Section 3.4, documented attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, Reports or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens under the Loan Documents, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law in connection with the Loan Documents, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable and documented out-of-pocket costs and out-of-pocket expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date”: August 2, 2017, which is the date on which each of the conditions precedent set forth on Section 6.1 either have been satisfied or have been waived.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all Property of any Obligor described in Section 7.1, all Property of any Obligor described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided, however, that notwithstanding anything to the contrary herein, the Collateral shall not include any Excluded Assets.

“Commitment”: for any Lender, the aggregate amount of such Lender’s Revolver Commitment.  “Commitments” means the aggregate amount of all Revolver Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company”: as defined in the preamble to this Agreement.

“Company LLC Agreement”: Fifth Amended and Restated Limited Liability Company Agreement, dated as of April 6, 2015, as amended by Amendment No. 1 and Amendment No. 2, and as the same may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Competitor” means any Person which is a direct competitor of a Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent or the assigning Lender has actual knowledge that such Person is a direct competitor of a Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of a Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate”: a certificate, substantially in the form of Exhibit D by which Borrower Agent certifies compliance with Section 10.3.

“Consolidated Funded Indebtedness”: as of any date of determination, all Debt for Borrowed Money of Obligors and their respective Subsidiaries, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Debt maturing within one year from such date that is renewable or extendable at the option of Obligors and their respective Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Obligors and their respective Subsidiaries, the Revolver Loans, Letters of Credit (to the extent not paid within three (3) Business Days of the date such reimbursement obligations becoming due and payable) and the amount of their Capital Leases.

“Consolidated Net Income”:  with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) effects of adjustments (including the effects of such adjustments pushed down to Obligors and their Subsidiaries) in the consolidated financial statements of Borrower Agent and its Subsidiaries pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated Acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, (b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, (c) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the Ordinary Course of Business, as determined in good faith by Borrower Agent and (d) any income (or loss) resulting from changes in value of earn-out obligations.

“Contingent Obligation”: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other similar obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt”: as applied to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) Borrowed Money; (b) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accrued expenses and trade account payables in the Ordinary Course of Business, (ii) accruals for payroll accrued in the Ordinary Course of Business and (iii) earn-outs and similar obligations unless such earn-outs and similar obligations are non-contingent obligations under GAAP and have not been paid within three (3) Business Days of becoming due and payable); (c) net obligations owing by such Person under any Hedging Agreements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, including indebtedness arising under conditional sales or other title retention agreements, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that, if such indebtedness is not assumed by a personal liability of such Person then the amount of such indebtedness shall be limited to the lesser of (i) the unpaid amount of such indebtedness and (ii) the book value of the assets securing such indebtedness; (e) all Contingent Obligations to the extent that the “primary obligations” (as defined in the definition of Contingent Obligations) related thereto constitute Debt; (f) [reserved]; and (g) in the case of an Obligor, without duplication, the principal amount of Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venture to the extent such Person is liable therefor, and the amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value as of such date.

“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate”: for any Obligation (including, to the extent permitted by Applicable Law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

“Defaulting Lender”: any Lender or other Recipient that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three (3) Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within two (2) Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; (d) has, or has a direct or indirect parent that has, become the subject of an Insolvency Proceeding (other than via an Undisclosed Administration) or taken any action in furtherance thereof; or (e) has, or has a direct or indirect parent that has, become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or become the subject of a Bail-In Action.

“Disqualified Institutions”: (a) any Person that has been designated as a “Disqualified Institution” by written notice (including via e-mail) delivered on or prior to (or, with the consent of Agent, following) the date of this Agreement, by Borrower Agent to Agent and (b) any Person that is a Competitor of any Obligor or Subsidiary thereof designated by written notice (including via e-mail) from Borrower Agent to Agent from time to time; provided that to the extent Persons are identified as Disqualified Institutions after the Closing Date pursuant to any of clauses (a) or (b) hereof, the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to disqualify such Persons with respect to amounts previously acquired pursuant to prior assignments or participations; provided further that any Person that the Borrowers designate as no longer being a “Disqualified Institution” by written notice to the Administrative Agent from time to time shall no longer constitute a Disqualified Institution for all purposes under the Loan Documents upon such designation.

“Distribution”: any declaration or payment of a distribution (including distributions to fund pass through income tax obligations), interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt owing to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

“Dollars”: lawful money of the United States.

“Domestic Subsidiary”: any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA”: for any applicable period and determined on a consolidated basis for Parent and its Subsidiaries, Consolidated Net Income plus

(a) without duplication, the sum of the following for such applicable period (to the extent deducted in determining such Consolidated Net Income for such period):

(i) total interest expense;

(ii) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(iii) depreciation and amortization as set forth in the statement of cash flows of Parent and its Subsidiaries;

(iv) Transaction Expenses;

(v)  (1) non-recurring, unusual or extraordinary expenses, charges and losses in an aggregate amount not to exceed $1,000,000, (2) closing costs and expenses paid in cash in an aggregate amount not to exceed $250,000 in connection with the closure or disposition of non-performing or under-performing restaurant locations to the extent such restaurant locations are permitted to be closed pursuant to the terms hereof and (3) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs in an aggregate amount not to exceed $3,000,000;

(vi) non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (vi) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower Agent may elect not to add back such non-cash charge in the current period and (2) to the extent the Borrower Agent elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid;

(vii)  expenses, charges and losses (i) for which the Obligors and their Subsidiaries are reimbursed (pursuant to indemnity, insurance or otherwise) or (ii) so long as (1) Borrower Agent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by an indemnifying party, insurer or otherwise, (2) Agent has been provided with evidence reasonably satisfactory to it that such expenses, charges or losses are covered by such indemnity, insurance or otherwise and (3) such amount is in fact reimbursed within 365 days (or such later date as agreed to by Agent) of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days (or such later date as agreed by Agent));

(viii) pre-opening and opening costs, charges and expenses in connection with a new restaurant location in an amount not to exceed $150,000 per new location;

(ix) costs, charges and expenses in connection with the exchange of Class B Shares for Class A Shares in an amount not to exceed $2,000,000 in the aggregate; and

(x) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Consolidated Net Income;

minus

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, extraordinary income or non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period);

in each case, determined on a consolidated basis in accordance with GAAP.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within fifteen Business Days after written notice to Borrower Agent of a failure to respond to the proposed assignment and provided further that it shall be reasonable for Borrower Agent to reject any assignment to a Disqualified Institution) and Agent, which extends credit facilities of this type in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) upon the occurrence and during the continuation of any Event of Default, any Person acceptable to Agent in its discretion; provided, however, any assignment to a financial institution in respect of Revolver Loans shall also require the approval of the Issuing Bank and Swingline Lender.

“Enforcement Action”: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

“Environmental Laws”: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to human health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Notice”: a written notice from any Governmental Authority or other Person of any alleged or threatened noncompliance with, or any investigation of a possible violation of, litigation relating to, or potential fine or liability under, any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction or remediation.

“Environmental Release”: a release as defined in CERCLA or under any other Environmental Law applicable to the business of the Obligors and their respective Subsidiaries.

“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer amendment as a termination under Section 4041 or 4041A of ERISA, or the institution in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a written determination that any Pension Plan is considered an at-risk plan (within the meaning of Section 430 of the Code or Section 303 of ERISA) or a Multiemployer Plan is in critical or endangered status (within the meaning of Section 432 of the Code or Section 305 of ERISA or the Pension Protection Act of 2006); (f) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) a failure by an Obligor or ERISA Affiliate to meet all applicable funding or contribution requirements under the Code and ERISA in respect of a Pension Plan or Multiemployer Plan, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: as defined in Section 11.1.

“Excluded Account”: each Deposit Account that (i) contains no more than $10,000 at any time (and $30,000 in the aggregate for all such Deposit Accounts), (ii) is used primarily for payroll or employee benefit plans, (iii) is used exclusively as a tax account, (iv) is used exclusively as an escrow account, or (v) is used exclusively as a fiduciary or trust account.

“Excluded Assets”: as defined in Section 7.1.

“Excluded Subsidiary”: each (a) Subsidiary constituting a Foreign Subsidiary under clause (i) of the definition thereof, (b) direct or indirect Domestic Subsidiary of a CFC or a CFC Holding Company, (c) CFC Holding Company, (d) any Subsidiary prohibited or restricted by Applicable Law from providing a Guaranty or whose Guaranty would require governmental (including regulator) consent, approval, license or authorization or would result in material adverse tax consequences as reasonably determined by Borrower Agent in consultation with Agent, and (e) Habit Employment, L.P.

“Excluded Swap Obligation”: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

“Excluded Tax”: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation (each, a “Recipient”), (a) any tax imposed on or measured by the net income or net profits (however denominated) of any Recipient (including any franchise taxes imposed in lieu of such taxes and any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient’s principal office or relevant office for receiving payments from or on account of the Borrowers or making funds available to or for the benefit of the Borrowers, or, in the case of any Lender, its applicable Lending Office, is located; (b) any tax imposed as a result of a present or former connection between such Recipient and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under, this Agreement or any other Loan Document); (c) taxes resulting from a Recipient’s failure to comply with the requirements of Section 5.11 of this Agreement; (d) any United States federal withholding taxes that are or would be required to be withheld pursuant to a law, and based upon the applicable withholding rate, in effect at the time such Recipient becomes a party to this Agreement (or designates a new Lending Office), except in each case to the extent that (i) such Recipient (or its assignor, if any) was previously entitled to receive an amount pursuant to Section 5.10.1 or 5.10.2 of this Agreement, if any, with respect to such withholding tax at the time such Recipient becomes a party to this Agreement (or designates a new Lending Office), and (ii) additional United States federal withholding taxes are imposed after the time such Recipient becomes a party to this Agreement (or designates a new Lending Office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority; (e) any United States federal withholding taxes imposed under FATCA; (f) U.S. backup withholding Taxes; (g) Taxes resulting from the gross negligence or willful misconduct of the Agent or the Recipient; and (h) penalties, interest and additions to Tax relating to any of the foregoing.

“Extraordinary Expenses”: subject to the limitations set forth in the last sentence of Section 3.4, all documented and reasonable out-of-pocket costs, out-of-pocket expenses or advances that Agent may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations.  Such costs, expenses and advances include storage fees, insurance costs, permit fees, utility reservation and standby fees, documented and reasonable out-of-pocket costs, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and out-of-pocket travel expenses.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements and related legislation or official administrative rules, guidance or practices with respect thereto.

“Federal Funds Rate”: for any period, a fluctuating interest rate per annum equal, for each day during such period, to (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of the West on the applicable day on such transactions, as reasonably determined by Agent.

“Fiscal Quarter”: each fiscal quarter of the Parent and its Subsidiaries in each fiscal year consisting of 13 weeks of operations (or, in the case of a 53-week fiscal year, 14 weeks of operations for the fourth fiscal quarter).

“Fiscal Year”: the fiscal year of Parent and its Subsidiaries.

“FLSA”: the Fair Labor Standards Act of 1938.

“Food Security Act”: means 7 U.S.C. §1631, Protection of Purchasers of Farm Products, of the Food Security Act of 1985.

“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“Foreign Subsidiary”: a Subsidiary (i) that is not a Domestic Subsidiary, (ii) substantially all the assets of which, directly or indirectly, constitute equity interests or indebtedness of one or more CFCs or CFC Holding Companies, or (iii) that is a Domestic Subsidiary of a Subsidiary described in clause (i) or (ii).

“Fronting Exposure”: a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

“Full Payment”: with respect to any Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), but excluding contingent indemnification obligations for which no claim or demand has been made; and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), (i) Cash Collateralization thereof (or delivery of a backstop letter of credit reasonably acceptable to Agent in its reasonable discretion, in the amount of required Cash Collateral) or (ii) the full termination thereof.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“GAAP”: generally accepted accounting principles in effect in the United States from time to time; provided, however, that if Borrower Agent notifies Agent that Borrower Agent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower Agent that the Required Lenders request an amendment to any provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Agent and Borrower Agent agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such accounting change with the intent of having the respective positions of the Lenders and Borrowers after such accounting change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such accounting change had occurred.

“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority”: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any applicable supranational bodies, such as the European Union or the European Central Bank).

“Guarantor Payment”: as defined in Section 5.12.3.

“Guarantors”: HBG Franchise, LLC, a Delaware limited liability company and each other Person who guarantees payment or performance of any Obligations.  For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor.

“Guaranty”: each guaranty agreement executed by a Guarantor in favor of Agent.

“Hedging Agreement”: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indemnified Taxes”: Taxes other than Excluded Taxes imposed on or with respect to any payment made by Borrowers in respect of Loans pursuant to any Loan Document.

“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of the West Indemnitees.

“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property”: all intellectual Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, URLs, domain names, social media accounts, internet keywords, websites, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Intercompany Subordination Agreement”: the Subordination Agreement of even date herewith, among Obligors and Agent.

“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

“Investment”: any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase of any Equity Interests (including any Acquisition), bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person; provided that, capital expenditures shall not in and of themselves constitute “Investments”.

“IP Assignment”: a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in copyrights, patents, trademarks or other intellectual property to Agent, as security for the Obligations.

“IRS”: the United States Internal Revenue Service.

“Issuing Bank”: Bank of the West or any Affiliate of Bank of the West, or any replacement issuer appointed pursuant to Section 2.4.4.

“Issuing Bank Indemnitees”: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“LC Application”: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

“LC Conditions”: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit and the Revolver Usage at such time does not exceed the Revolver Commitments; (c) the expiration date of such Letter of Credit is (i) no more than 365 or 366, as applicable, days from issuance, in the case of standby Letters of Credit; provided that, standby Letters of Credit may provide for automatic renewal for successive periods of 365 or 366, as applicable, days unless the Issuing Bank elects not to extend, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) no later than six months after the Revolver Termination Date, in the case of all Letters of Credit, unless Cash Collateralized by such date or Borrowers have delivered a backstop letter of credit reasonably acceptable to Issuing Bank in its reasonable discretion, in the amount of required Cash Collateral; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their Permitted Discretion.

“LC Documents”: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Obligor or Subsidiary to Issuing Bank or Agent in connection with any Letter of Credit.

“LC Obligations”: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

“LC Request”: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.

“Lease Adjusted Leverage Ratio”: means, as of any date of determination, the ratio of:

(a) (i) Consolidated Funded Indebtedness, plus (ii) eight (8) times Rental Expense for the trailing 12-month period then ended, divided by

(b) (i) EBITDA for the trailing 12-month period then ended, plus (ii) Rental Expense for the trailing 12-month period then ended.

“Lender Indemnitees”: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

“Lenders”: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lending Office”: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

“Letter of Credit”: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

“Letter of Credit Sublimit”: $10,000,000.

“LIBOR Loan”: Revolver Loans bearing interest based upon the One-Month LIBOR Rate.

“License”: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor”: any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien”: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance, excluding, for the avoidance of doubt, the interest of any lessor in an operating lease and any transfer restrictions under securities laws.

“Lien Waiver”: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan”: a Revolver Loan.

“Loan Documents”: this Agreement, the Other Agreements and the Security Documents.

“Loan Year”: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

“Margin Stock”: as defined in Regulation U of the Board of Governors.

“Material Adverse Effect”: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect (i) on the business, results of operations, Properties or financial condition of Borrowers and their Subsidiaries, taken as a whole, (ii) on the enforceability of any material provision of any Loan Document or (iii) on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) impairs in any material respect the ability of the Obligors as a whole to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of Agent or the Lenders to enforce or collect the Obligations or to realize upon the Collateral in accordance with the Loan Documents.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgage”: a mortgage, deed of trust or deed to secure debt in which an Obligor grants a Lien on its Real Estate owned in fee to Agent, as security for the Obligations.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notice of Borrowing”: a Notice of Borrowing, substantially in the form of Exhibit E, to be provided by Borrower Agent to request a Borrowing of Revolver Loans.

“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under the Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor”: each Borrower and each Guarantor.

“OFAC”: means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“One-Month LIBOR Rate” shall mean a fluctuating rate of interest as of and adjusted on each Business Day that is equal from time to time to the rate per annum determined by Agent equal to the London interbank offered rate for an interest period of one month as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. dollars with a term equivalent to such interest period appearing on the applicable page or screen at Bloomberg.com (or, in the event such rate does not appear on a Bloomberg.com page or screen, on the appropriate page or screen of such other information service that publishes such rate as shall be selected by Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time on that day (or, if such day is not a Business Day, the immediately preceding Business Day); provided that, except as set forth below, in no event shall the One-Month LIBOR Rate be less than zero; and provided, further, that the One-Month LIBOR Rate may be adjusted from time to time in Agent’s discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs on that day (or, if such day is not a Business Day, the immediately preceding Business Day). Notwithstanding the foregoing, the prohibition on the One-Month LIBOR Rate being less than zero shall not apply to interest accruing on any portion of the principal outstanding under this Agreement that is subject to an interest rate derivative agreement, such as a swap, cancellable swap, cap, corridor, or collar.

“Ordinary Course of Business”: any business practice currently or previously engaged in by the Obligors, and any similar, ancillary, complementary or other business practice reasonably related thereto or that is a reasonable extension, development or expansion thereof.

“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA”: the Occupational Safety and Hazard Act of 1970.

“Other Agreement”: (a) each LC Document, fee letter, Lien Waiver, Intercompany Subordination Agreement, any Mortgage, Compliance Certificate or note now or hereafter delivered by an Obligor to Agent or a Lender in connection with any transactions relating hereto or (b) each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Agent or a Lender in connection with any transactions relating hereto, in each case under this clause (b), that is identified as a Loan Document.

“Other Taxes”: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes described in clause (b) of the definition of Excluded Taxes that are imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of any Borrower or other transfer (other than an assignment or designation of a new office made pursuant to Section 3.8).

“PACA”: the Perishable Agricultural Commodities Act.

“Parent”: means The Habit Restaurants, Inc., a Delaware corporation.

“Participant”: as defined in Section 13.2.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Payment Item”: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Acquisition”: means any Acquisition constituting a repurchase of any franchise owned restaurant location or the purchase of the Hamburger Habit so long as immediately before and after giving effect to such Acquisition (i) no Event of Default shall have occurred and be continuing or result therefrom, (ii) Obligors are in compliance with all financial covenants in Section 10.3 on a Pro Forma Basis, and (iii) any new Subsidiary complies, to the extent required, with the applicable provisions of Section 10.1.9.

“Permitted Asset Disposition”:

(a)

an Asset Disposition that is a sale or disposition of Cash Equivalents or Inventory in the Ordinary Course of Business; provided, however, that if an Event of Default exists, then no Asset Disposition of Inventory shall occur under this clause (a) following three (3) Business Days’ prior written notice from Agent to Borrower Agent to discontinue such Asset Dispositions;

(b)	Asset Dispositions of Property (other than Inventory and Accounts) that, in the aggregate during any Fiscal Year, has a fair market or book value (whichever is greater) of $500,000 or less;
(c)

so long as no Event of Default has occurred and is continuing, an Asset Disposition that is a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business;

(d)

so long as no Event of Default has occurred and is continuing, an Asset Disposition other than Inventory (including, but not limited to, Intellectual Property rights) that is no longer necessary, used or useful for such Obligor’s business in the Ordinary Course of Business;

(e)

so long as no Event of Default has occurred and is continuing, an Asset Disposition that is a termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and could not reasonably be expected to have a Material Adverse Effect;

(f)	an Asset Disposition that is a disposition of Property (i) between and among Obligors or (ii) by a non-Obligor Subsidiary to an Obligor or to another non-Obligor Subsidiary;
(g)	licensing, on a non-exclusive basis, of Intellectual Property in the Ordinary Course of Business;

(h)

an abandonment, or cessation of maintenance or enforcement, of Intellectual Property, in each case that is (i) in the Ordinary Course of Business, (ii) with respect to Intellectual Property that is not material to the business of the Borrower, and (iii) not materially adverse to the interests of the Lenders;

(i)	the leasing, occupancy agreements or sub-leasing of Property in the Ordinary Course of Business and which do not materially interfere with the business of Borrower Agent or its Subsidiaries;
(j)

so long as no Event of Default has occurred and is continuing, the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(k)	casualty events with respect to any Obligor’s tangible Property;
(l)

dispositions of any Obligor’s Real Estate and any improvements thereon arising in connection with any condemnation or eminent domain proceedings or sale, including by way of a like kind exchange under Section 1031 of the Code;

(m)	dispositions (x) from Subsidiaries that are not Obligors to Obligors or (y) among Subsidiaries that are not Obligors;
(n)

the conversion of any restaurant location (and associated Property) from an ownership to franchise model, so long as (i) Borrowers and their Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 10.3, such compliance to be determined on the basis of the most recently delivered financial statements pursuant to Sections 10.1.2(a) or (b) as though such Asset Disposition had been consummated on the first day of the fiscal period covered thereby and (ii) Borrower Agent shall have delivered to Agent, at least five Business Days prior to the date on which such Asset Disposition is to be consummated, calculations in reasonable detail evidencing compliance with sub-clause (i) above;

(o)the disposition of any non-performing or under-performing restaurant locations (and associated Property), provided that no more than ten (10) such restaurant locations may be so disposed in any trailing twelve-month period; or

(p)	other Asset Dispositions approved in writing by Agent and Required Lenders.

“Permitted Contingent Obligations”: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed unless such increase results from an increase in the primary obligation that is otherwise permitted hereunder; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with a Permitted Acquisition, any other Investment or any Asset Disposition, in each case to the extent permitted hereunder; (f) arising under the Loan Documents or other Debt not prohibited by this Agreement; (g) constituting Investments permitted by this Agreement; (h) pursuant to guaranties by an Obligor of another Obligor with respect to operating leases, contracts and other commitments entered into in the Ordinary Course of Business; (i) to the extent such guaranties are permitted by Section 10.2.1; or (j) other Contingent Obligations in an aggregate amount of $500,000 or less at any one time outstanding.

“Permitted Discretion”: a determination made in the exercise, in good faith, of reasonable business judgment from the perspective of a secured lender.

“Permitted Lien”: as defined in Section 10.2.2.

“Permitted Purchase Money Debt”: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed $2,000,000 outstanding at any one time.

“Permitted Seller Debt”:  unsecured debt incurred in accordance with Section 10.2.1 and in connection with a Permitted Acquisition, or any other acquisition constituting an Investment permitted under this Agreement, payable to the seller in connection therewith and containing subordination terms (or subject to a subordination agreement in favor of Agent and Lenders) and other terms and conditions acceptable to Agent in its Permitted Discretion.

“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan”: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Platform”: as defined in Section 14.3.3.

“Prime Rate”: the rate of interest announced by Bank of the West from time to time as its prime rate.  Such rate is set by Bank of the West on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Bank of the West shall take effect at the opening of business on the day specified in the announcement.

“Pro Forma Basis” for the purposes of calculating EBITDA for any measurement period, if at any time during such measurement period (and after the Closing Date), the Company or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such measurement period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such measurement period; provided in each case, Borrowers shall have delivered to Agent in respect of such Permitted Acquisition, historical audited financial statements of the target for the immediately preceding three year period (to the extent available) or a quality of earnings report reasonably acceptable to Agent in respect of unaudited financial statements of the target for the same three year period.

“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s outstanding Revolver Commitment by the aggregate amount of all outstanding Revolver Commitments and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being contested in good faith by appropriate action promptly taken and diligently pursued; (c) adequate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material portion of the Collateral of the Obligor; (e) no Lien is imposed on assets of the Obligor that would result in an Event of Default, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order that would result in an Event of Default, such judgment or order is stayed pending appeal or other judicial review.

“Property” or “Properties”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Purchase Money Debt”: (a) Debt (other than the Obligations), including Capital Leases, for payment of any of the purchase price of fixed assets (including Real Estate) or construction or improvement thereof; (b) Debt (other than the Obligations), including Capital Leases, incurred within ninety (90) days before or after acquisition of any fixed assets (including Real Estate), for the purpose of financing any of the purchase price or for the construction or improvement thereof; and (c) any renewals, extensions or refinancings (but not increases (other than any additions and accessions and increases in the amount of any accrued and unpaid interest on such Debt, plus the amount of any penalty or premium required to be paid under the terms of the instrument or documents governing such Debt and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the renewal, extension or refinancing)) thereof.

“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering (i) in the case of personal Property, only the fixed assets acquired with such Debt (including, in the case of Purchase Money Debt subject to a master lease or similar agreement, all fixed assets acquired with such Debt) and accessions thereto, and the proceeds thereof and constituting a Capital Lease or a purchase money security interest under the UCC, or, (ii) in the case of Real Estate, such Real Estate, associated fixtures located on such Real Estate and related rights and interests appurtenant to such Real Estate pursuant to a customary mortgage or deed of trust.

“Qualified ECP”: an Obligor with total assets exceeding $10,000,000 or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Real Estate Lease” means any lease, rental agreement or other occupancy agreement to which any Obligor is a party as lessee, tenant or occupant pertaining to the leasing or operation of real property, including without limitation a restaurant, an Obligor’s executive office, storage facility or support center.

“Recipient”: as defined in “Excluded Tax.”

“Refinancing Conditions”: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus any unpaid accrued interest thereon, premium or similar amount required to be paid, including, but not limited to, underwriting discounts, defeasance costs, commissions and fees and expenses, including in the form of original issue discount or upfront fees, incurred in connection with any of the foregoing; (b) other than any Refinancing Debt in respect of Purchase Money Debt, at the time of incurrence of issuance thereof, it has (i) a final maturity no sooner than and (ii) a Weighted Average Life to Maturity no less than, in each case, the Debt being extended, renewed or refinanced; (c) if applicable, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are not, when taken as a whole, materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; and (e) upon giving effect to it, no Event of Default shall have occurred and be continuing.

“Refinancing Debt”: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d), (e), (f), (h), (i) or (p).

“Register”:  as defined in Section 13.3.4.

“Reimbursement Date”: as defined in Section 2.4.2.

“Related Real Estate Documents”: with respect to any fee-owned Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent: (a) a mortgagee title insurance policy (or binding commitments therefor) covering Agent’s interest under the Mortgage, in a form and amount (not to exceed in any event the fair market value of the Real Estate covered thereby) and by an insurer reasonably acceptable to Agent, which must be fully paid on the effective date of the Mortgage; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate as are customarily required by real estate lenders for similarly situated Real Estate in order to adequately protect Agent’s interest in the Real Estate; provided, however, that to the extent not obviating Agent’s ability to seek or obtain mortgagee title insurance policies in accordance with clause (a) of this definition, obtaining any third party documents under this clause (b) shall be subject to the exercise of commercially reasonable efforts by Borrower; provided further that no subordination agreements shall be required with respect to leases or subleases that are permitted by Section 10.2.2(z) hereof; (c) either (i) a current, as-built survey of the Real Estate certified by a licensed surveyor reasonably acceptable to Agent sufficient to delete the standard survey exception from the mortgagee title insurance policy issued in connection with the applicable Mortgage, or (ii) such documentation as is sufficient for the title company to remove the standard survey exception from the applicable mortgagee title insurance policy; (d) a life-of-loan flood hazard determination and, if a building on the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer, in each case in compliance with all applicable flood laws; (e) an appraisal of the Real Estate that is no older than 180 days from the date of issuance, prepared by an appraiser reasonably acceptable to Agent, and in form and substance reasonably satisfactory to Required Lenders and compliant with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time; (f) environmental assessment report prepared by environmental engineers reasonably acceptable to Agent prepared within six (6) months prior to the Closing Date (or the recording date of the Mortgage, in the case of Mortgages recorded after the Closing Date), provided, that an environmental database (i.e., ‘desktop’) assessment may be accepted by Agent in lieu of an environmental assessment if the delivery of environmental assessment report is not reasonably practical or Agent otherwise determines such assessment report is otherwise not required in its Permitted Discretion; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

“Rental Expense” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the lease expense of the Parent and Subsidiaries determined in accordance with GAAP for Real Estate Leases, as disclosed in the Parent’s income statements reported in their Form 10-Q or Form 10‑K, as applicable.

“Replacement Lender”:  as defined in Section 13.4.

“Replacement Notice”:  as defined in Section 13.4.

“Report”: as defined in Section 12.2.3.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders”: subject to Section 4.2, Lenders having, (a) while Revolver Commitments are outstanding, outstanding Revolver Commitments in excess of 50% of the aggregate outstanding Revolver Commitments; and (b) if the Revolver Commitments have terminated, outstanding Revolver Loans and LC Obligations in excess of 50% of the aggregate outstanding Revolver Loans and LC Obligations; provided, however, that at any time there is less than three Lenders (counting Lenders that are Affiliates as a single Lender), “Required Lenders” shall mean all Lenders; provided, further, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

“Reserve Percentage”: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

“Restricted Investment”: any Investment by an Obligor, other than:

(a)	Investments in Subsidiaries existing on the Closing Date;
(b)

Investments existing on the Closing Date set forth on Schedule 10.2.5 or Investments consisting of an extension, modification, replacement, renewal or reinvestment of any such Investment existing on the Closing Date; provided, that the amount of such Investments may not be increased except as required or contemplated by the terms of such Investment or as otherwise permitted hereunder;

(c)	Investments in cash and Cash Equivalents that, to the extent required under this Agreement, are subject to Agent’s Lien and control;
(d)	guarantees and loans and advances permitted under Section 10.2.1 and Section 10.2.7, respectively;
(e)	any Investments (i) in any Obligor, (ii) by any non-Obligor Subsidiary in any other non-Obligor Subsidiary or (iii) by any Obligor in any non-Obligor Subsidiary;
(f)	Permitted Acquisitions;
(g)

Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(h)	the receipt and holding of promissory notes and other non-cash consideration received in connection with any Asset Disposition permitted by Section 10.2.6;
(i)	Investments in Hedging Agreements to the extent permitted under Section 10.2.14;
(j)	deposits, prepayments and other credits to suppliers made in the Ordinary Course of Business;
(k)

extensions of trade credit in the Ordinary Course of Business and Investments received in satisfaction or partial satisfaction thereof from financial troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(l)	Investments made in the Ordinary Course of Business and resulting from pledges and deposits constituting Permitted Liens;
(m)	Permitted Contingent Obligations;

(n)	Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary;
(o)

Investments to the extent made with the proceeds of, or paid for by the issuance of, any Equity Interests issued by (or capital contributions to) the Borrowers that are used by the Borrowers or any of their Subsidiaries substantially contemporaneously to make such Investment; and

(p)	other Investments in an aggregate amount outstanding at any time not to exceed $500,000.

“Restrictive Agreement”: an agreement (other than a Loan Document) that (a) conditions or restricts the right of any Obligor to incur or repay Borrowed Money or to grant Liens on any assets, (b) materially restricts the right of any non-Obligor Subsidiary to declare or make Distributions or to repay any intercompany Debt owing to any Obligor or (c) materially restricts the right of any Obligor to modify, extend or renew any agreement evidencing Borrowed Money.

“Revolver Commitment”: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown opposite such Lender’s name on Schedule 1.1, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party.  “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolver Commitment Termination Date”: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate all Revolver Commitments pursuant to Section 2.1.4(a); or (c) the date on which all Revolver Commitments are terminated pursuant to Section 11.2.

“Revolver Loan”: a loan made pursuant to Section 2.1.1 and any Swingline Loan.

“Revolver Termination Date”: the date that is two (2) years from the Closing Date.

“Revolver Usage”: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate outstanding LC Obligations.

“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to or the target of comprehensive Sanctions administered by OFAC, to the extent applicable to the Obligors (including, at the time of this Agreement, Balkans, Belarus, Burma, Cote D’Ivoire

(Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe).

“Sanctioned Person”: at any time, (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State and the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority in a jurisdiction in which the Obligors conduct business, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, and (b) to the extent applicable to the Obligors, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority in a jurisdiction in which the Obligors conduct business.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions

“Secured Bank Product Obligations”: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider”: (a) Bank of the West or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers a Secured Bank Product Provider Agreement to Agent within 10 days following the later of the Closing Date or creation of the Bank Product.

“Secured Bank Product Provider Agreement”: means an agreement in substantially the form of Exhibit H, executed and delivered by any Lender or Affiliate (other than Bank of the West) that is providing a Bank Product, (a) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (b) agreeing to be bound by Section 12.13.

“Secured Parties”: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

“Security Documents”: this Agreement, the Guaranties, Mortgages, IP Assignments, Stock Pledges and all other documents, instruments and agreements executed and delivered by the Obligors now or hereafter securing (or given with the intent to secure or perfect any security interests) any Obligations.

“Senior Officer”: the chairman of the board, president, treasurer, controller, chief executive officer, chief financial officer or principal accounting officer of a Borrower or, if the context requires, any other Obligor.

“Settlement Report”: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

“Solvent”: as to any Person, such Person at any time of determination (a) owns Property the fair salable value of which (on a going concern basis) is greater than the amount required to pay all of its debts (including contingent liabilities); (b) owns Property the fair salable value of which (on a going concern basis) is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debt and other liabilities become absolute and matured; (c) has capital that is not unreasonably small in relation to the business of such Person contemplated as of such time; and (d) does not intend to incur, or believe that it will incur, debts, including current obligations, beyond its ability to pay such debts as they mature in the ordinary course of business.  For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in the list of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Certificates”: stock certificates and any other certificated equity interests (if any) of Borrower Agent and its material wholly-owned Subsidiaries (other than any Excluded Assets) to the extent possession of such certificates perfects a security interest therein.

“Stock Pledges”: the stock pledges to be executed by each Obligor, in favor of Agent, whereby each Obligor pledges the certificated Equity Interests of its Subsidiaries (subject to Section 7.7) as security for the Obligations.

“Subsidiary”: any entity more than 50% of whose voting securities or Equity Interests are owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which an Obligor directly or indirectly owns more than 50% of the voting securities or Equity Interests).

“Swap Obligations”: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender”: Bank of the West or any permitted replacement agent that has funded Swingline Loans.

“Swingline Loan”: any Borrowing of Revolver Loans funded with the Swingline Lender’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Swingline Loan Cap”: $0.

“Tax Receivable Agreement”: that certain Tax Receivable Agreement dated as of November 25, 2014 by and among Parent, its wholly-owned Subsidiaries, Borrower and each member of the Borrower identified on Annex A thereto, as amended through the date hereof and as further amended, supplemented or modified from time to time in accordance with this Agreement.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions”: the execution and delivery of the Loan Documents on the Closing Date.

“Transaction Expenses” means any fees or expenses incurred or paid by Parent or its Subsidiaries in connection with the Transactions.

“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations in accordance with the provisions of this Agreement.

“U.S. Person”:  “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC”: the Uniform Commercial Code as in effect in the state of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UCC Filing Collateral”: Collateral consisting of assets of the Obligors for which a security interest can be perfected by filing a UCC financing statement.

“Undisclosed Administration”: in relation to a Lender or a parent thereof that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent, as the case may be, is subject to home jurisdiction supervision if Applicable Law requires that such appointment is not to be publicly disclosed.

“United States” or “U.S.”: United States of America.

“Upstream Payment”: a Distribution by a Subsidiary of a Borrower to such Borrower.

“USCO”:  the United States Copyright Office.

“USPTO”:  the United States Patent and Trademark Office.

“Value”: as of any date of determination, the face amount of an Account, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Weighted Average Life to Maturity”: when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Debt; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinancing Debt or any Debt that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Debt”), the effects of any amortization or prepayments made on such Applicable Debt prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms

.  Under the Loan Documents (except as otherwise specified herein or therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 and all other relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Required Lenders and the Borrowers to take into account the effects of the change.

1.3Uniform Commercial Code

.  As used herein, the following terms are defined in accordance with the UCC in effect in the state of New York from time to time:  “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4Certain Matters of Construction

.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  The term “or” has, and except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor statutes or provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent not prohibited by the Loan Documents); (c) a Section means, unless the context otherwise requires, a Section of this Agreement; (d) exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes such Person’s successors and permitted assigns; (f) [reserved]; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole discretion of such Person, unless otherwise explicitly provided in this Agreement or any other Loan Document.  All references to Value, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Unless otherwise expressly set forth herein or in any other Loan Document, when the performance of any covenant, duty or obligation under any Loan Document (including, without limitation, covenants, duties or obligations in respect of the payment of any Obligations) is stated to be required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day (which, with respect to the payment of any Obligations, shall include daily accrued interest for any such extended period).  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5Certain Calculations

.  For purposes of making all calculations of the financial covenants set forth in Section 10.3, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by the Company or its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower Agent on a Pro Forma Basis.

1.6Time References

.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

SECTION 2.CREDIT FACILITIES

2.1Revolver Commitment

.

2.1.1Revolver Loans

.  Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date.  The Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the Revolver Usage at such time would exceed the Revolver Commitment.

2.1.2Revolver Notes

.  The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender, subject to Section

13.3.4.  At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.1.2 evidencing its Revolver Loans.

2.1.3Use of Proceeds

.  The proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay Obligations in accordance with this Agreement; and (b) for lawful purposes of Borrowers, including working capital, Permitted Acquisitions and other transactions not prohibited by this Agreement.

2.1.4Voluntary Reduction or Termination of Revolver Commitments

.

(a)The Revolver Commitments shall terminate on the Revolver Commitment Termination Date, unless sooner terminated in accordance with this Agreement.  Upon prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments under this credit facility.  Any notice of termination given by Borrowers shall be irrevocable, unless delivered in connection with a refinancing transaction, in which case it may be conditioned on consummation of such refinancing.  On the Revolver Termination Date, Borrowers shall make Full Payment of all Obligations in respect of the outstanding Revolver Commitments, Revolver Loans and all other amounts owing to Lenders in respect thereof.

(b)Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, without penalty or premium, except as otherwise provided in Section 3.9 (if applicable), upon prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given.  Each reduction shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof.

2.2[Reserved]

.

2.3Letter of Credit Facility

.

2.3.1Issuance of Letters of Credit

.  Issuing Bank shall issue Letters of Credit from time to time (or until the Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance (or such shorter period as is acceptable to Agent and the Issuing Bank); (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, Borrower Agent or such Lender has entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender.  If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing by the Required Lenders or until Required Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon (so long as they appear on their face to comply with the Letter of Credit); the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority, except as the result of the gross negligence or willful misconduct of Issuing Bank, Agent or such Lender.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.  In the event of a conflict between the terms of any LC Application and this Agreement, the provisions of this Agreement shall govern.

(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2Reimbursement; Participations

.

(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the next Business Day following notice to Borrower Agent of such payment (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit and, to the extent not paid by Borrowers on the Reimbursement Date, such amount shall automatically be converted to a Revolver Loan and accrue interest at the

Adjusted Base Rate plus the Applicable Margin from the Reimbursement Date until paid by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Adjusted Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated or the applicable conditions in Section 6 are satisfied.

(b)Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment.  Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct.  Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions from Required Lenders.

2.3.3Cash Collateral

.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and the Obligations have been accelerated or the Commitments have been terminated, (b) after the Revolver Commitment Termination Date, or (c) within seven (7) Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations.  Borrowers shall, if notified by 10:00 a.m. (Los Angeles time) by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender on the same Business Day (and otherwise on the Business Day following receipt of such notification).  If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated or the applicable conditions in Section 6 are satisfied).

2.3.4Resignation of Issuing Bank

.  The Issuing Bank may, upon thirty (30) days’ notice to Borrower Agent and the Lenders, resign as the Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the Issuing Bank shall have identified a successor Issuing Bank (which, as long as no Event of Default exists, shall be reasonably acceptable to Borrower Agent) willing to accept its appointment as successor Issuing Bank.  In the event of any such resignation of the Issuing Bank, Borrower Agent shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by Borrower Agent to appoint any such successor shall affect the resignation of the Issuing Bank, except as expressly provided above.  If the Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Lenders to make Adjusted Base Rate Loans or fund risk participations in Letters of Credit).

SECTION 3.INTEREST, FEES AND CHARGES

3.1Interest

.

3.1.1Rates and Payment of Interest

.

(a)The Obligations (including, to the extent permitted by Applicable Law, interest not paid when due), shall bear interest at the One-Month LIBOR Rate, plus the Applicable Margin for LIBOR Loans; provided that if for any reason the One-Month LIBOR Rate is not available to Agent, the Obligations shall bear interest at the Adjusted Base Rate in effect from time to time, plus the Applicable Margin for Adjusted Base Rate Loans.

(b)During an Insolvency Proceeding with respect to any Borrower or the continuation of an Event of Default under Section 11.1(a), or during any other Event of Default that continues for at least 30 days after its occurrence, if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment) from and after such election until such Event of Default is cured or waived.  Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers.  If a Loan is repaid on the same day made, one day’s interest shall accrue.  Interest (including interest at the Default Rate) accrued on the Loans shall be due and payable in arrears, (i) on the last Business Day of each calendar month; and (ii) on the Revolver Termination Date.  Interest (including interest at the Default Rate) accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable within 30 days following written demand therefor.

3.2Fees

.

3.2.1[Reserved]

.

3.2.2LC Facility Fees

.  Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of outstanding Letters of Credit, which fee shall be payable quarterly in arrears, on the last Business Day of each calendar quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.25% of the stated amount of each outstanding Letter of Credit, which fee shall be payable on the date of issuance; and (c) to Issuing Bank, for its own account, all customary and documented out-of-pocket charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  At such time as the Obligations accrue interest at the Default Rate under Section 3.1.1(b), and without duplication of such increase, the fee payable under Section 3.2.2(a) shall be increased by 2% per annum.

3.3Computation of Interest, Fees, Yield Protection

.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days with respect to LIBOR Loans, and 365 days with respect to Adjusted Base Rate Loans.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration, except as specifically provided for herein or in any other Loan Document.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A reasonably detailed certificate as to amounts payable by Borrowers under Sections 3.4, 3.6, 3.7, 3.9 or 5.10 (which shall include the method for calculating such amount), submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent demonstrable error, and Borrowers shall pay such amounts to the appropriate party within fifteen (15) days following receipt of the certificate.  Failure to, or delay on the part of, Agent or the affected Lender to demand compensation pursuant to any of Sections 3.4, 3.6, 3.7, 3.9 or 5.10 shall not constitute a waiver of Agent or such affected Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate Agent or the affected Lender pursuant to any such Section for any increased costs, reductions or other amounts incurred (other than pursuant to Section 5.10) more than 180 days prior to the date that Agent or such affected Lender, as applicable, notifies Borrower Agent of circumstances or events giving rise to such increased costs, reductions or other amounts and of Agent’s or such affected Lender’s intention to claim compensation therefor; provided, further, that, if the circumstance or event giving rise to such increased costs, reductions or other amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.4Reimbursement Obligations

.  Upon presentation of reasonable back-up documentation, Borrowers shall reimburse Agent for all Extraordinary Expenses.  Without duplication of any Extraordinary Expenses, Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other reasonable and documented out-of-pocket fees, costs and expenses actually incurred by Agent in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral, in each case, in accordance with this Agreement or any other Loan Document; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is reasonably determined prior to Full Payment of all of the Obligations that (a) a higher Applicable Margin should have applied to a period than was actually applied, then, following Agent’s consultation with Borrower, the proper margin shall be applied retroactively and Borrowers shall, within three (3) Business Days of request, pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment (and no such shortfall amount shall be deemed overdue or accrue interest at the Default Rate) unless such shortfall amount is not paid on or prior to the third Business Day of such three (3) Business Day period, or (b) a lower Applicable Margin should have applied to a period than was actually applied, then, following Borrower Agent’s request and confirmation by the Agent, the proper margin shall be applied retroactively and Agent shall, within three (3) Business Days of request, credit Borrowers an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due within thirty (30) days of receipt by the Borrower Agent of an invoice relating thereto setting forth such expense in reasonable detail (other than with respect to fees and expenses accrued through the Closing Date, which shall be paid on the Closing Date if such documentation reasonably supporting such fees and expenses is provided within three (3) days prior to the Closing Date).  Except as expressly provided herein or in any other Loan Document, all reimbursement obligations set forth herein or in any other Loan Document, including Extraordinary Expenses, shall be limited, (i) in the case of legal fees and expenses, except as expressly provided in Section 14.2, to the reasonable and documented fees, disbursements and other charges of one primary counsel to Agent, plus, if reasonably necessary, one local counsel in each applicable jurisdiction which, in each case, shall exclude allocated costs of in-house counsel, and (ii) in the case of other consultants and advisers engaged in accordance with this Agreement, to the reasonable and documented fees and expenses of such Person, subject to any applicable limitations in Section 10.1.1(b).

3.5Illegality

.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the One-Month LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers shall prepay or, at Borrower Agent’s election, convert all LIBOR Loans of such Lender to Adjusted Base Rate Loans immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6Inability to Determine Rates

.  If Required Lenders notify Agent, in connection with a request for a Borrowing of a LIBOR Loan, that they have, or if Agent has, reasonably determined that (a) adequate and reasonable means do not exist for determining the One-Month LIBOR Rate or (b) the One-Month LIBOR Rate does not adequately and fairly reflect the cost to the Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender.  Thereafter, the obligation of Lenders to make or maintain affected LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) withdraws such notice.  Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of a LIBOR Loan or, failing that, will be deemed to have submitted a request for an Adjusted Base Rate Loan.

3.7Increased Costs; Capital Adequacy

.

3.7.1Change in Law

.  If any Change in Law after the date of this Agreement shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating the One-Month LIBOR Rate) or Issuing Bank;

(b)subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (in each case, except for Indemnified Taxes or Other Taxes which are governed by Section 5.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank, and, for the avoidance of doubt, without duplication of Section 5.10); or

(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense materially affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) by an amount reasonably deemed by such Lender or Issuing Bank to be material, then, within fifteen (15) days after written demand of such Lender or Issuing Bank (which shall set forth in reasonable detail the amount(s) due and the basis therefor), Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided, however, that such amounts shall only be payable by Borrowers under this Section 3.7 if it is such Lender’s or such Issuing Bank’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other similar financing agreements.

3.7.2Capital Adequacy

.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy or liquidity), then from time to time upon receipt in reasonable detail (which detail shall not include any confidential or price sensitive information or any other information to the extent prohibited by law) of the amounts due and the basis therefor, Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.8Mitigation

.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any additional amounts with respect to a Lender under Section 5.10, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or unlawful.  Borrowers shall pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9Funding Losses

.  If for any reason (other than default by a Lender) (a) any Borrowing of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing (whether or not withdrawn), or (b) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses (excluding, in each case under this Section 3.9, loss of anticipated profits or the Applicable Margin), but including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10Maximum Interest

.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.LOAN ADMINISTRATION

4.1Manner of Borrowing and Funding Revolver Loans

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4.1.1Notice of Borrowing – Revolver Loans

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(a)Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than (unless otherwise agreed by Agent in its sole discretion) 11:00 a.m. (Los Angeles time) (i) at least one Business Day prior to the requested funding date, in the case of Adjusted Base Rate Loans (or on the requested funding date in the case of Adjusted Base Rate Loans to be made on the Closing Date), and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans (or on at least one Business Day prior to the requested funding date in the case of LIBOR Loans to be made on the Closing Date).  Notices received after 11:00 a.m. (Los Angeles time) shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable (except notices in respect of Loans to be made on the Closing Date, or the closing date of any Permitted Acquisition or other permitted Investment, may be conditioned on the occurrence thereof) and shall specify (A) the amount of the Borrowing, and (B) the requested funding date (which must be a Business Day).

(b)Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations but excluding Obligations other than principal, interest, scheduled fees and LC Obligations, which are being disputed by written notice to Agent and in good faith by Borrower Agent and are not more than thirty (30) days past due) shall be deemed to be a request for Adjusted Base Rate Loans on the due date, in the amount of such Obligations then due.  The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)If Borrowers maintain any disbursement account with Agent or any Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for an Adjusted Base Rate Loan on the date of such presentation, in the amount of the Payment Item.  The proceeds of such Revolver Loan may be disbursed directly to the disbursement account.

4.1.2[Reserved]

.

4.1.3Fundings by Lenders

.  Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that are properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify each Lender of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Los Angeles time) on the date prior to the proposed funding date for Adjusted Base Rate Loans or by 3:00 p.m. (Los Angeles time) at least three Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Los Angeles time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case such Lender shall fund its Pro Rata share by 11:00 a.m. (Los Angeles time) on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.4(b) is not received by Agent, then Borrowers agree to repay to Agent on written demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.4Swingline Loans; Settlement

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(a)Agent shall advance Swingline Loans to Borrowers in an aggregate outstanding amount of up to the Swingline Loan Cap upon Borrower Agent’s request therefor in accordance with this Section 4.1.4(a).  Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account and shall accrue at the interest rate for Adjusted Base Rate for Revolver Loans from the date made until payment by Borrowers.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.  Whenever Borrowers desire funding of a Borrowing of Swingline Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than (unless otherwise agreed by Agent in its sole discretion) 1:00 p.m. (Los Angeles time) on the requested funding date.  Notices received after 1:00 p.m. (Los Angeles time) shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing and (B) the requested funding date (which must be a Business Day).

(b)Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its reasonable discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary.  Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated or the applicable conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among

Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Revolver Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.5Notices

.  Borrower Agent on behalf of itself or any or all of the Borrowers may request Loans and transfer funds based on telephonic or e-mailed instructions to Agent.  Borrower Agent shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2Defaulting Lender

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4.2.1Reallocation of Pro Rata Share; Amendments

.  For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2Payments; Fees

.  Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder.  A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender.  If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders.  Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3Cure

.   Borrower Agent, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender.  At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among the applicable Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrower Agent, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3[Reserved]

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4.4Borrower Agent

.  Each Borrower hereby designates Borrower Agent as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrower Materials and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice to, or communication with, a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5One Obligation

.   The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6Effect of Termination

.  On the effective date of the termination of all Commitments and maturity of all Loans, the Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services).  Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations.  Sections 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 5.11, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations (except as expressly provided for in any written release relating thereto).  Upon Full Payment of the Obligations (other than contingent indemnity Obligations which have not been asserted), Agent will promptly, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary or appropriate to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

SECTION 5.PAYMENTS

5.1General Payment Provisions

.  All payments of Obligations shall be made in Dollars, and subject to Section 5.10, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, except as otherwise provided in this Agreement, and in immediately available funds, not later than 12:00 noon (Los Angeles time) on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Borrower Agent on behalf of Borrowers, may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate.  If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.  Any prepayment of Loans shall be applied first to Adjusted Base Rate Loans and then to LIBOR Loans (unless otherwise requested by the Borrowers).

5.2Repayment of Revolver Loans

.  Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium, except as otherwise provided in Section 3.9, if applicable.

5.3[Reserved]

.

5.4[Reserved]

.

5.5Payment of Other Obligations

.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within thirty (30) days of receipt of written request (with reasonably detailed supporting documentation) by Agent.

5.6Marshaling; Payments Set Aside

.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.7Application and Allocation of Payments

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5.7.1Application

.  Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its reasonable discretion.

5.7.2Post-Default Allocation

.  Notwithstanding anything in any Loan Document to the contrary, during the continuance of an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on the Collateral, setoff or otherwise, shall be allocated as follows:

(i)first, to all costs and expenses, including Extraordinary Expenses, owing to Agent (other than costs and expenses in respect of Secured Bank Product Obligations);

(ii)second, to all amounts owing to Agent on Swingline Loans;

(iii)third, to all amounts owing to Issuing Bank;

(iv)fourth, to all Obligations constituting fees (other than Secured Bank Product Obligations);

(v)fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest, including post-petition interest after the commencement of an Insolvency Proceeding whether or not such interest is an allowable claim in such Insolvency Proceeding;

(vi)sixth, to Cash Collateralization of LC Obligations;

(vii)seventh, to all Loans and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof); and

(viii)EIGHTH, to all other Secured Bank Product Obligations;

(ix)last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of all preceding categories.  If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a pro rata basis.  Amounts distributed with respect to any Secured Bank Product Obligation shall be calculated using the methodology reported to Agent for such Obligation (but no greater than the maximum amount reported to Agent).  Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider.  If the provider fails to deliver the calculation within five Business Days following request, Agent may assume the amount is zero.  The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed (other than any change meant to make this Section 5.7.2 apply other than during the continuance of an Event of Default) by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.7.3Defaulting Lender Waterfall

.  Notwithstanding anything in any Loan Document to the contrary, any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to this Section 5.7, Article VIII or otherwise, and including any amounts made available to Agent by such Defaulting Lender), shall be applied at such time or times as may be determined by Agent as follows:

(i)first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder;

(ii)second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder;

(iii)third, if so determined by Agent or requested by the Issuing Bank, to be held as Cash Collateral for future Fronting Exposure with respect to such Defaulting Lender of any participation in any Letter of Credit;

(iv)fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent;

(v)fifth, if so determined by Agent and Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund future Commitments and participations in Letter of Credit or Swingline Loans under this Agreement;

(vi)sixth, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)seventh, so long as no Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)LAST, to such Defaulting Lender or as otherwise conferred thereunder or directed by a court of competent jurisdiction;

provided, however, that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the LC Conditions were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Lenders other than Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 5.7.2.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.7.3 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

5.7.4Erroneous Application

.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8[Reserved]

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5.9Account Stated

.  Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers hereunder.  Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Entries made in a loan account shall constitute presumptive evidence of the information contained therein; provided, however, that entries in the Register shall control over entries in any loan account.  If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.  Nothing in this Section 5.9 shall be interpreted to override Section 13.3.4.

5.10Taxes

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5.10.1Payments Free of Taxes

.  All payments by Obligors with respect to any Loan or Letter of Credit under a Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by Applicable Law.  If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.11 (to the extent permitted by Applicable Law) and the Obligor or Agent (as applicable) shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.  If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made.  Without limiting the foregoing and without duplication of other amounts payable by the Borrowers under this Section, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law.

5.10.2Tax Indemnification by Borrowers

.  Borrowers shall indemnify, hold harmless and reimburse (within 30 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) paid by Agent, any Lender or Issuing Bank, with respect to any Loans or Letters of Credit under the Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of Agent, such Lender, or such Issuing Bank.  Notwithstanding the above, if the Borrower Agent reasonably believes that such Taxes were not correctly or legally asserted, Agent, such Lender or such Issuing Bank, as applicable, will use reasonable efforts to cooperate with the Borrower Agent to obtain a refund of such Taxes (which shall be repaid to the Borrower Agent) so long as such efforts would not, in the sole determination of the Agent, such Lender, or such Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by Obligors or be otherwise materially disadvantageous to the Agent, such Lender, or such Issuing Bank, as applicable.  A certificate as to the calculations of any such payment or liability shall be delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a relevant Governmental Authority, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

5.10.3Refunds

.  If any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrowers pursuant to this Section 5.10, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 5.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) to such Borrower, net of all out-of-pocket expense of such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of Lender or Issuing Bank, as the case may be, agrees promptly to return such refund, plus any penalties, interest or other charges imposed on such party by the relevant Governmental Authority, to such party in the event such party is required to repay such refund to the relevant Governmental Authority.  This subsection shall not be construed to require any Lender or Issuing Bank, as the case may be, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

5.11Lender Tax Information

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5.11.1Status of Lenders

.  Each Recipient shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes or information reporting requirements, (b) if applicable, the required rate of withholding or deduction, and (c) such Recipient’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction.

5.11.2Documentation

.  Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(a)any Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent two duly signed and properly completed copies of IRS Form W-9 or such other documentation or information prescribed by Applicable Law on or prior to the date on which such Lender becomes a Lender hereunder, upon the expiration, obsolescence or invalidity of any previously delivered form and after the occurrence of any change in circumstance relating to the Lender requiring a change in the most recent form previously delivered by it to Borrower Agent (and from time to time thereafter upon request by Agent or Borrower Agent), in each case certifying that such Lender is entitled to receive payments hereunder without deduction or withholding of any United States federal backup withholding tax;

(b)any Foreign Lender shall deliver to Agent and Borrower Agent (i) on or prior to the date on which such Lender becomes a Lender hereunder, (ii) upon the expiration, obsolescence or invalidity of any previously delivered form, and (iii) after the occurrence of any change in circumstances relating to the Lender requiring a change in the most recent form previously delivered by it to Borrower Agent (and from time to time thereafter upon request by Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) two duly signed and properly completed copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) two duly signed and properly completed copies of IRS Form W-8ECI; (c) two duly signed and properly completed copies of IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, two duly signed and properly completed copies of IRS Form W-8BEN or W-8BEN-E and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made, including, if applicable, any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code (as of the date hereof, and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith); and

(c)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent at the time(s) prescribed by Applicable Law and otherwise as reasonably requested by Borrower Agent or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date hereof.

(d)On or before the date Agent becomes a party to this Agreement, Agent shall provide to the Borrower Agent two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower Agent to be treated as a U.S. Person for U.S. federal withholding purposes.  At any time thereafter, Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification,

provide such successor form, or promptly notify the Borrower Agent and the Agent in writing of its legal inability to do so.

5.11.3Lender Obligations

.  Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction.  Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section.  Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.12Nature and Extent of Each Borrower’s Liability

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5.12.1Joint and Several Liability

.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of, as relates to the other Obligors, (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations of such other Borrower or Loan Document to which such other Borrower is bound as relates to such other Borrower, or any other document, instrument or agreement to which any other Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind granted to such other Borrower by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security granted by such other Obligor or guaranty); (d) the insolvency of any other Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except, in each case under this Section 5.12.1, Full Payment of all Obligations.

5.12.2Waivers

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(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any other Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.

Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower.  It is agreed among each Borrower, Agent and Lenders that, but for the provisions of this Section 5.12, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Following the occurrence of an Event of Default that is continuing, Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.12.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it to the extent permitted under Applicable Law, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.12.3Extent of Liability; Contribution

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(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)If any Borrower makes a payment under this Section 5.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)Nothing contained in this Section 5.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.12.4Joint Enterprise

.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.12.5Subordination

.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to (and until) the Full Payment of all Obligations.

SECTION 6.CONDITIONS PRECEDENT

6.1Conditions Precedent to Initial Loans

.  The obligation of each Lender to provide the Commitments hereunder and to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender, or waiver by Required Lenders, of each of the following conditions precedent (the signing of this Agreement by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)Each Loan Document shall have been duly executed and delivered to Agent by each of the Obligors party thereto.

(b)The Representations shall be true and correct in all material respects (without duplication of materiality qualifiers); provided, that to the extent any of the Representations are qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be “Material Adverse Effect”.

(c)Agent shall have received from the Borrowers and the Guarantors reasonably satisfactory customary legal opinions (including from Ropes & Gray LLP), perfection certificates, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; organizational documents; customary evidence of authorization to enter into the Loan Documents in respect of the Obligations; and good standing certificates in jurisdictions of formation/organization, in each case of the Obligors.

(d)Agent shall have received a solvency certificate from the chief financial officer or equivalent officer of Borrower Agent certifying that the Borrowers and their Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent, the form of which is attached as Exhibit 6.1(d).

(e)With respect to the Obligations, all actions necessary to establish that Agent will have a perfected, first priority Lien (subject to Permitted Liens) on and security interest in all Collateral of Borrowers and the Guarantors under the Loan Documents shall have been taken.

(f)All fees earned, due and payable on the Closing Date pursuant to this Agreement and out-of-pocket expenses earned, due and payable on the Closing Date pursuant to this Agreement (to the extent invoiced at least two (2) Business Days prior to the Closing Date or such shorter period as Borrower Agent may agree) shall, upon the closing under the Loan Documents, have been paid (which amounts may be offset against the proceeds of the applicable Loans).

(g)Agent shall have received all documentation and other information requested in writing by Agent at least three (3) Business Days prior to the Closing Date required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(h)Since December 27, 2016, no Material Adverse Effect shall have occurred.

(i)Agent shall have received the results of lien searches with respect to the Borrowers and their respective Subsidiaries in jurisdictions reasonably selected by it.

(j)Agent shall have received customary insurance certificates (including “earthquake” insurance), naming Agent, on behalf of the Lenders, as lenders loss payee or additional insured, as applicable, together with the appropriate additional insured endorsement;

(k)Prior to, or substantially concurrently with the initial funding hereunder, the refinancing of the Debt (if any) of the Obligors owing to California Bank and Trust shall have been consummated and all security interests and guarantees in connection therewith shall be unconditionally terminated and released.

6.2Conditions Precedent to All Credit Extensions

.  Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit, unless the following conditions are satisfied:

(a)No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (provided that if a representation or warranty is by its terms already subject to a materiality qualifier, it shall not be further subject to the materiality qualifier in this Section) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)[Reserved]; and

(d)With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan (excluding, for avoidance of doubt, any conversion or continuation of an existing Loan) or issuance of a Letter of Credit shall constitute a representation by Borrowers that the applicable foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

6.3Conditions Subsequent

.  The obligation of the Lenders to continue to extend credit hereunder is subject to the fulfillment, on or before the date applicable thereto (as such date may be extended by Agent as set forth below), of the following conditions subsequent (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the term thereof (unless such date is extended, in writing, by Agent), shall constitute an Event of Default):

(a)Within thirty (30) days after the Closing Date (or such longer period as Agent may reasonably agree), Agent shall have received the appropriate lenders loss payee endorsements in respect of the Obligor’s property insurance.

(b)Within ninety (90) days after the Closing Date (or such longer period as Agent may reasonably agree), all of Borrowers’ principal cash management and other treasury services (including deposit accounts, lockboxes, funds transfer, and other treasury management services) shall be maintained at Bank of the West or one or more of the Lenders (except for Deposit Accounts that constitute Excluded Accounts).

All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing provisions of this Section 6.3 (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.3 and (y) all representations and warranties and covenants relating to the Security Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 6.3 have been taken (or were required to be taken).

SECTION 7.COLLATERAL

7.1Grant of Security Interest

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7.1.1To secure the prompt payment and performance of all Obligations, each Obligor party hereto hereby grants to Agent, for the benefit of itself and the Secured Parties, a continuing security interest in, and Lien upon, all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)all Accounts;

(b)all Chattel Paper, including electronic chattel paper;

(c)all Commercial Tort Claims shown on Schedule 9.1.16 (as such Schedule is updated from time to time in accordance with this Agreement);

(d)all Deposit Accounts;

(e)all Documents;

(f)all General Intangibles, including Intellectual Property;

(g)all Goods, including Inventory, Equipment and fixtures;

(h)all Instruments;

(i)all Investment Property;

(j)all Letter-of-Credit Rights;

(k)all Supporting Obligations;

(l)Real Estate;

(m)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(n)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a)(i) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest therein is prohibited by Applicable Law (after giving effect to the applicable anti-

assignment provisions of the UCC or other Applicable Law); (ii) pledges and security interests prohibited by Applicable Law (with no requirement to obtain the consent of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute) (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (iii) any lease, license in which an Obligor is the licensee, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (iv) motor vehicles, airplanes and other assets subject to certificates of title; (v) any assets to the extent a security interest in such assets could result in material adverse tax consequences, as reasonably determined by Obligors in consultation with the Agent; (vi) letter of credit rights (to the extent a security interest therein cannot be perfected by UCC filings) and commercial tort claims below $750,000; (vii) margin stock and stock and assets of unrestricted subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities and immaterial subsidiaries; (viii) any fee-owned Real Estate with a fair market value (to be determined in good faith by the Obligors) of less than $1,000,000 or that is located in a jurisdiction other than the U.S.; provided, however, all Real Estate owned in fee by any Obligor as of the date hereof shall be deemed Collateral and shall be subject to a mortgage in favor of the Agent; (ix) any leasehold interests in Real Estate; (x) any asset held directly or indirectly by any Foreign Subsidiary; (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (xii) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties (that are not Obligors) (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (xiii) any property subject to a purchase money or capital lease financing arrangement or similar arrangement permitted hereunder to the extent such documents governing such arrangement do not permit other liens on such property; (xiv) any assets acquired in connection with a Permitted Acquisition or permitted investment subject to liens permitted hereunder and which are subject to contractual arrangements prohibiting a lien securing the Obligations (that were not entered into in contemplation of such acquisition); (xv) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, in each case, as reasonably determined by the Agent and Obligors; (xvi) Excluded Accounts; and (xvii) Equity Interests of any Subsidiary that is a CFC or CFC Holdings Company in excess of sixty-six percent (66%) of the outstanding Equity Interests of such Subsidiary, and (b) the Obligors and Guarantors shall not be required with respect to any assets located outside the U.S. or assets that require action under the laws of any jurisdiction other than the U.S. to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the U.S.) (the foregoing described in clauses (a)(i) through (xvii) and (b) are, collectively, the “Excluded Assets”).

7.2Lien on Deposit Accounts; Cash Collateral

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7.2.1Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor (other than Excluded Accounts), including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept (in each case, other than Excluded Accounts).  Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request during an Event of Default, all balances in any such Deposit Account (other than Excluded Accounts) maintained by such Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2Cash Collateral

.  Cash Collateral may be invested in Cash Equivalents, at Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  Each Obligor hereby grants to Agent, as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise.  After the occurrence and during the continuance of an Event of Default, Agent may apply Cash Collateral first to the payment of Obligations secured by such Cash Collateral, and thereafter in accordance with the terms of this Agreement.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3Real Estate Collateral

.  The Obligations shall also be secured by Mortgages upon all Real Estate owned in fee by Obligors, other than Real Estate owned by Obligors that constitutes an Excluded Asset.  The Mortgages shall be duly recorded, at Obligors’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.  Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that if pursuant to the applicable state law a mortgage tax will be owed on the full amount of the indebtedness evidenced hereby, then the amount secured by the applicable Mortgage shall be limited to an amount mutually agreed upon by Agent and Borrower Agent, but not less than 100% of the fair market value of the applicable Real Estate at the time the applicable Mortgage is delivered.  If any Obligor acquires Real Estate hereafter, other than Real Estate that constitutes an Excluded Asset, Obligors shall, within ninety (90) days (as such date may be extended in writing from time to time by Agent) after such acquisition, execute and deliver a Mortgage in recordable form sufficient to create a first priority Lien in favor of Agent on such Real Estate subject to Permitted Liens, and shall deliver all Related Real Estate Documents (except as may be waived by Agent in its reasonable discretion).

7.4Other Collateral

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7.4.1Commercial Tort Claims

.  Unless otherwise previously disclosed to Agent in writing, Borrower Agent shall notify Agent in each Compliance Certificate delivered pursuant to Section 10.1.1(d) if, after the Closing Date or the date of the last such notification (as applicable), any Obligor has a Commercial Tort Claim for which a claim has been asserted, other than a Commercial Tort Claim for less than $750,000 (as reasonably determined by Borrower Agent), and shall promptly thereafter amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent reasonably deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2Certain After-Acquired Collateral

.  Unless otherwise previously disclosed to Agent in writing, Borrower Agent shall notify Agent in each Compliance Certificate delivered pursuant to Section 10.1.1(d) if, after the Closing Date or the date of the last such notification (as applicable), any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights, in each case having a fair market value in excess of $50,000, and shall promptly take such actions as Agent reasonably deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral.

7.5No Assumption of Liability

.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.6Further Assurances

.  All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon reasonable request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7Subsidiary Stock

.  Notwithstanding Section 7.1 or any other provision of this Agreement or the other Loan Documents, the Collateral shall not include any equity or intercompany debt of any Excluded Subsidiary, other than 66% of the Equity Interests of any CFC or CFC Holding Company that is owned directly by an Obligor.

SECTION 8.COLLATERAL ADMINISTRATION

8.1Administration of Deposit Accounts

.  Schedule 8.5 (as amended pursuant to this Section 8.5 from time to time) sets forth all Deposit Accounts maintained by Obligors.  Subject to Section 6.3(e).  Each Obligor shall be the sole account holder of such Deposit Account and shall not allow any other Person (other than Agent) to have control over such Deposit Account or any Property deposited therein.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account (other than any Excluded Account) and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.2General Provisions

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8.2.1Location of Restaurants

.  Schedule 8.6.1 sets forth all of the restaurant locations of each of the Obligors (as such Schedule may be updated from time to time pursuant to Section 10.1.2(d)).

8.2.2Insurance of Collateral; Condemnation Proceeds

.  Each Obligor shall maintain insurance with respect to tangible items of Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by Agent) as are reasonably satisfactory to Agent in its Permitted Discretion (it being understood and agreed that the Obligors’ insurance coverage in existence on the Closing Date is satisfactory to Agent).  From time to time upon request (but no less frequently than annually), Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each casualty and liability policy shall include satisfactory endorsements (i) showing Agent as lender loss payee, mortgagee under a standard mortgage clause or additional insured, as appropriate; (ii) require 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason (or in the case of non-payment, at least ten (10) days’ prior written notice); and (iii) specify that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for any insurance, Agent may, at its option, with written notice thereof to Borrower Agent, but shall not be required to, procure the insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all claim reports made to insurance companies where the claim made is in excess of $100,000.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

8.2.3Protection of Collateral

.  All reasonable and documented out-of-pocket expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.2.4Defense of Title

.  Each Obligor shall take all commercially reasonable actions to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except against Permitted Liens and holders of Permitted Liens.

8.3Power of Attorney

.  Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section; provided, however, that notwithstanding anything hereunder to the contrary, Agent hereby agrees that it shall not, nor shall it designate any other Person in its stead, to exercise any powers granted pursuant to this Section 8.7 (except as explicitly set forth in Section 8.7(a)) unless an Event of Default has occurred and is continuing.  Agent, or Agent’s designee, may, without notice (except as otherwise provided herein or in the other Loan Documents) and in either its or a Obligor’s name, but at the cost and expense of Obligors:

(a)Endorse a Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)During an Event of Default which is continuing, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to

Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent reasonably deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be reasonably necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Obligor is a beneficiary; and (xii) take all other actions as Agent deems reasonably appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.REPRESENTATIONS AND WARRANTIES

9.1General Representations and Warranties

.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower makes in respect of each Obligor as of the Closing Date, and at and as of the date of the making of each Revolver Loan, or other extension of credit made after the Closing Date, in each case, to the extent required pursuant to Section 6, each of the following representations and warranties to Agent and Lenders, which representations and warranties shall survive the execution and delivery of this Agreement:

9.1.1Organization and Qualification

.  The Company and each Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, except to the extent expressly permitted under Section 10.2.9.  The Company and each Subsidiary is duly qualified, authorized to do business and, where applicable, in good standing as a foreign corporation, limited liability company or other organization (as applicable) in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2Power and Authority

.  Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is party.  The execution, delivery and performance of the Loan Documents by the Obligors party thereto have been duly authorized by all necessary corporate or other organizational action (as applicable), and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor, except, solely with respect to any violation or default described in clause (c), as could not reasonably be expected to have a Material Adverse Effect.

9.1.3Enforceability

.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

9.1.4Capital Structure

.  Schedule 9.1.4 shows as of the Closing Date, for each Obligor and each of its respective Subsidiaries, its name, jurisdiction of organization and authorized and issued Equity Interests and holders of its Equity Interests.  Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable (to the extent such concepts are relevant with respect to such Equity Interests).  As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5Title to Properties; Priority of Liens

.

(a)Schedule 9.1.5 sets forth all of the Real Estate owned in fee by Obligors other than Real Estate owned by Obligors that constitutes an Excluded Asset.

(b)Each Obligor has valid title to (or valid leasehold interests in) all of its Real Estate, and good title to (or valid leasehold interests in) all of its personal Property necessary to the conduct of its business, including all such Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except for Permitted Liens and any Liens that do not, in the aggregate, materially and adversely (i) interfere with the Ordinary Course of Business, (ii) interfere with the ability to utilize such assets for their intended purposes, or (iii) affect the value of such assets.

(c)Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.

(d)To the extent required under this Agreement, all Liens of Agent in the Collateral, or with respect to the Real Estate subject to a Mortgage, upon proper recordation of the Mortgages in the applicable land records will, constitute duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.6[Reserved]

.

9.1.7Financial Statements

.

(a)Borrowers have delivered to Agent (i) the audited consolidated financial statements of Parent, consisting of the audited consolidated balance sheet and the related audited consolidated statements of operations, changes in members’/stockholders’ equity and cash flows for the Fiscal Year ended December 27, 2016 and (ii) the unaudited consolidated financial statements of Parent, consisting of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter ended March 28, 2017 (collectively, the “Historic Financial Statements”).  The Historic Financial

Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Parent as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments).  All projections delivered from time to time to Agent have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at such time (it being acknowledged and agreed by Agent that projections as to future events are not to be viewed as facts, are not a guarantee of performance, that actual results during the period or periods covered by such projections may differ from the projected results, and that such differences may be material).

(b)Since December 27, 2016, there has been no Material Adverse Effect.

(c)[Reserved].

(d)As of the Closing Date, immediately before and after giving effect to the Transactions, the Obligors, on a consolidated basis, are Solvent.

9.1.8[Reserved]

.

9.1.9Taxes

.  Except to the extent the failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Obligor and each Subsidiary of any Obligor has filed all federal and state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested, and (b) the provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10Brokers

.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11Intellectual Property

.  Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property reasonably necessary for the conduct of its business, without conflict with any rights of others, except where the failure to own or have the right to use such Intellectual Property could not, or where such conflict or the lapse, expiration or abandonment of such Intellectual Property could not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property), except as could not reasonably be expected to have a Material Adverse Effect.  All Intellectual Property registered in the United States (or applications for such registration) and material Licenses as in effect on the Closing Date (other than non-exclusive licenses to off-the-shelf software that is generally available to the public which have been licensed to such Obligor or Subsidiary pursuant to end-user licenses) of Intellectual Property owned, used or licensed by or to, any Obligor or Subsidiary are shown on Schedule 9.1.11 (as such Schedule may be updated from time to time pursuant to Section 10.1.2(d) to reflect changes to such registered and applied-for Intellectual Property and material Licenses of Intellectual Property resulting from transactions permitted under the Loan Documents).

9.1.12Governmental Approvals

.  Each Borrower and Subsidiary is in compliance in all material respects with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13Compliance with Laws

.  Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there are no pending written citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any material Applicable Law.  No Inventory has been produced in material violation of any material applicable provisions of the FLSA, PACA, Food Security Act or any applicable state counterpart statute.

9.1.14Compliance with Environmental Laws

.  Except as could not reasonably be expected to have a Material Adverse Effect, and except as disclosed on Schedule 9.1.14, (i) no Borrower’s or any Subsidiary’s operations, Real Estate or other Properties are, as a result of or in connection with the conduct of any Borrower or Subsidiary, subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release; (ii) no Borrower or any Subsidiary has received any Environmental Notice that remains outstanding or unresolved; and (iii) no Borrower or any Subsidiary has any material obligation to investigate or remediate any Environmental Release under any Environmental Law.

9.1.15[Reserved]

.

9.1.16Litigation

.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened in writing against any Obligor or any Subsidiary of any Obligor, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect.  Except as shown on Schedule 9.1.16 (as such schedule may be updated from time to time pursuant to Section 10.1.2(d) to reflect changes), no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $250,000 (as reasonably determined by Borrower Agent)).  No Obligor or any Subsidiary of any Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.

9.1.17No Defaults

.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.18ERISA

.  Except as disclosed on Schedule 9.1.18:

(a)Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal and state laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification, (iii) each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006 and (iv) no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii)  no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (iii) no Pension Plan or Multiemployer Plan has been terminated by its plan administrator or the PBGC; (iv) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and (v) no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan or Multiemployer Plan.

(d)Except as could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) no Obligor has incurred any obligation or liability in connection with the termination or withdrawal from a Foreign Plan; and (iii) each Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19[Reserved]

.

9.1.20Labor Relations

.  Except as described on Schedule 9.1.20, as of the Closing Date , no Obligor or any Subsidiary of any Obligor is party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or any Subsidiary of any Obligor’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, which could reasonably be expected to result in a Material Adverse Effect.

9.1.21[Reserved]

.

9.1.22Not a Regulated Entity

.  No Obligor is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

9.1.23Margin Stock

.  No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock in a manner that would result in a violation of Regulation U.  No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock in violation of Regulations T, U or X of the Board of Governors.

9.1.24[Reserved]

.

9.1.25OFAC; Other Anti-Corruption Laws

.  No Obligor nor any of its Subsidiaries is in material violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Obligor nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity (b) is owned or controlled by a Sanctioned Person or Sanctioned Entity, (c) has its assets located in Sanctioned Entities, or (d) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Loan or Letter of Credit made hereunder will be used by any Obligor to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.  The Obligors and their respective Subsidiaries and, to each Borrower’s knowledge, their respective officers, directors, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

9.1.26Patriot Act; Other Anti-Terrorism Laws

.  To the extent applicable, each Obligor and each of its Subsidiaries is in compliance, in all material respects, with all Anti-Terrorism Laws and has not engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.  No part of the proceeds of the Loans or Letter of Credit made hereunder will be used by any Obligor, directly or, to each Obligor’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.2Complete Disclosure

.  None of the written factual information and written data furnished by or on behalf of any Obligor to Agent (including all such written information and data contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein, taken as a whole, contain any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data, taken as a whole, not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements thereto), it being understood and agreed that for purposes of this Section 9.2, such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward-looking information or information of a general economic or general industry nature.

9.3Amendment of Schedules

.  Borrower Agent may amend any one or more of the Schedules to this Agreement (subject to prior notice to Agent) and any representation, warranty,

or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended and any Default or Event of Default that exists solely as a result of the failure to amend such Schedule shall from and after the date of any such amendment be waived automatically without further action by Agent or the Lenders; provided, however, (a) that in no event shall the failure to make an immaterial amendment to any such Schedule constitute a Default or Event of Default; (b) no Default or Event of Default shall exist or have occurred by virtue of any changes disclosed on such Schedules if the disclosed items would not have resulted in a Default or Event of Default if disclosed on the Closing Date, as applicable; and (c) the amendment of a Schedule shall not constitute a waiver or modification of any of the covenants contained in Sections 10.1 or 10.2.

SECTION 10.COVENANTS AND CONTINUING AGREEMENTS

10.1Affirmative Covenants

.  Until Full Payment of the Obligations, the Company shall, and shall cause each Subsidiary to, at all times:

10.1.1Inspections; Appraisals

.

(a)Permit Agent, or any third party used for such purposes, from time to time, subject (except when a Default or an Event of Default exists) to reasonable notice and during normal business hours, to visit and inspect the Properties of the Company, any Borrower or Subsidiary (subject, in the case of any leased Real Estate, to the terms of the applicable lease and the right of the landlord of such Real Estate), inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants (provided that Borrower Agent shall be given prior notice of, and a reasonable opportunity to be present for, such discussions with the Obligors’ accountants) such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations; provided, that Agent shall exercise such rights no more than one time in any Fiscal Year, unless an Event of Default exists and is continuing, and such rights shall be exercised in accordance with Section 10.1.1(b).  Lenders may participate in any such visit or inspection, at their own expense; provided, however, that in no event shall any inspection or audit be exercised by any Lender independently from the Agent.  Neither Agent nor any Lender shall have any duty to Obligor to make any inspection, nor to share any results of any inspection or report with any Obligor.  The Company and each Obligor acknowledges that all inspections and reports are prepared by Agent and Lenders for their purposes, and no Obligor shall not be entitled to rely upon them.  Notwithstanding anything to the contrary in this Agreement, none of the Borrowers or any of their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes immaterial Intellectual Property that is not registered, applied for, or pending, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to Agent (or Agent’s representatives or contractors) is prohibited by Applicable Law or any binding agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)Reimburse Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per

Loan Year; provided, however, that if an examination is initiated during an Event of Default, all such charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.

10.1.2Financial and Other Information

.  Keep adequate records and books of account with respect to its business activities, in a manner to allow financial statements to be prepared in accordance with GAAP in all material respects; and furnish to Agent:

(a)within 90 days after the end of each Fiscal Year, Parent’s consolidated Form 10-K filed with the SEC;

(b)within 45 days after the end of each Fiscal Quarter (other than the Parent’s fourth Fiscal Quarter), Parent’s consolidated Form 10-Q filed with the SEC;

(c)concurrently with delivery of financial statements under clauses (a) and (b) above (commencing with the third Fiscal Quarter ending September [__], 2017), (i) a Compliance Certificate executed by a Senior Officer of Borrower Agent and (ii) any updates to Schedules 8.5, 8.2.1, 9.1.5, 9.1.11, 9.1.14, 9.1.16 and 9.1.18 to reflect changes resulting from transactions permitted under the Loan Documents;

(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to any Borrower by their accountants in connection with such financial statements;

(e)not later than ninety (90) days after the end of each Fiscal Year, the operating budget and cash flow projections of Borrower Agent and its Subsidiaries for the subsequent Fiscal Year, fiscal quarter by fiscal quarter;

(f)to the extent not otherwise required to be furnished to the Agent pursuant to any other clause of this Section 10.1.2 or Section 10.1.3, promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent has made generally available to its shareholders; copies of any regular, periodic and special reports (including for the avoidance of doubt, any Form 8-K filings), or registration statements or prospectuses that Parent files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Parent to the public concerning material changes to or developments in the business of Parent; and

(g)such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business, or any Upstream Payments and Distributions made or to be made pursuant Section 10.2.4(a).

Documents required to be delivered pursuant to clauses (a) and (b) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent (or any direct or indirect parent of the Borrower Agent) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 14.3.1; or (ii) on which such documents are posted on the Borrower Agent’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that (i) upon written request by the Agent, the Borrower Agent shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower Agent shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower Agent shall be required to provide paper copies of the Compliance Certificates required by clause (c) above to the Agent (which may be electronic copies delivered via electronic mail).  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

10.1.3Notices

.  Notify Agent in writing, promptly after a Senior Officer of an Obligor obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, if the foregoing could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration (without renewal) of any material labor contract, if the foregoing could reasonably be expected to have a Material Adverse Effect; (c) [reserved]; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $500,000 (net of insurance coverage therefor that has not been denied by the insurer); (f) the assertion of any Intellectual Property Claim that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, if any such Environmental Release could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice, if receipt of such Environmental Notice could reasonably be expected to have a Material Adverse Effect; or (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.

10.1.4Compliance with Laws

.  Comply with all Applicable Laws, including to the extent applicable, ERISA, Environmental Laws, FLSA, OSHA, PACA, Anti-Terrorism Laws, Anti-Corruption Laws and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws, which must be complied with in all material respects) or maintain could not reasonably be expected to have a Material Adverse Effect.  Subject to Section 6.3, the Obligors and their Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Without limiting the generality of the foregoing, if any Borrower or any Subsidiary obtains knowledge (after reasonable inquiry) of an Environmental Release that occurs at or on any Properties of such Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and subject to any right of such Borrower or Subsidiary to contest, take commercially reasonable action to remediate, such Environmental Release as required by Environmental Law, whether or not directed to do so by any Governmental Authority.

10.1.5Taxes

.  Pay and discharge all federal and material state and local Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are (i) being Properly Contested, or (ii) individually, and in the aggregate with other unpaid Taxes, not more than (x) $250,000, or (y) solely if the failure to make such payment or discharge such Taxes has resulted in a Lien on the Collateral which has priority senior to the Agent’s Lien on the Collateral (unless bonded and stayed to the reasonable satisfaction of Agent), $50,000.

10.1.6Insurance

.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) with respect to the Properties and business of any Obligor and its Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance or its equivalent customary in the limited-service restaurants industry, or otherwise reasonably satisfactory to Agent, with deductibles reasonably satisfactory to Agent (it being understood and agreed that the Borrowers’ insurance coverage in existence on the Closing Date is satisfactory to Agent).

10.1.7Licenses

.  (a) Keep each material License affecting any Collateral or any other material Property of Obligors and Subsidiaries in full force and effect, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) notify Agent of any default or breach asserted by any Person to have occurred under any such material License, except where such default or breach could not reasonably be expected to have a Material Adverse Effect.

10.1.8Future Subsidiaries

.  Promptly notify Agent upon any Person becoming a Subsidiary and:

(a)if such Person is a wholly owned material Subsidiary and not an Excluded Subsidiary, (i) cause it, at the Borrower Agent’s election, either to join this Agreement as a Borrower or guaranty the Obligations in a manner reasonably satisfactory to Agent, as applicable, in each case, within thirty (30) Business Days of formation or acquisition thereof (or such longer period as Agent may reasonably agree) and (ii) to execute and deliver such other documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person constituting Collateral, including, if reasonably requested by Agent, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate;

(b)if any Equity Interests or Debt of such Person are directly owned by any Obligor, to pledge such Equity Interests and promissory notes evidencing such Debt (except that, if such Subsidiary is a CFC or CFC Holding Company, the Equity Interests of such Subsidiary to be pledged shall be limited to sixty-six percent (66%) of the outstanding Equity Interests of such Subsidiary) within thirty (30) Business Days of such Person becoming a Subsidiary (or such longer period as the Agent may reasonably agree) to secure obligations of any Borrower organized under the laws of the United States, in each case, in form and substance reasonably satisfactory to Agent.

10.1.9Intellectual Property

.  Keep all material Intellectual Property reasonably necessary to the conduct of the business of each Obligor in full force and effect, including timely filing any renewals required to maintain the Intellectual Property, except where the failure to maintain or have the right to use such Intellectual Property could not, or where the lapse, expiration or abandonment of such Intellectual Property could not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

10.2Negative Covenants

.  Until Full Payment of the Obligations, the Company shall not, and shall cause each Subsidiary not to:

10.2.1Permitted Debt

.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)the Obligations;

(b)[reserved];

(c)Permitted Purchase Money Debt;

(d)Debt (other than the Obligations and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with the proceeds of the initial Loans;

(e)Debt with respect to Bank Products and Debt pursuant to Hedging Agreements permitted under Section 10.2.14;

(f)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition;

(g)Permitted Contingent Obligations;

(h)Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien;

(j)Debt of (i) any Obligor to any other Obligor, (ii) any Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (iii) any Obligor to a Subsidiary that is not an Obligor; (iv) any Subsidiary that is not an Obligor to any Obligor, and (v) guaranty obligations of any Obligor in respect of Debt otherwise permitted hereunder of any Obligor provided all such Debt owing by an Obligor is subject to the Intercompany Subordination Agreement;

(k)Debt incurred to pay premiums under policies of insurance and related interest due thereunder;

(l)Debt attributable to credit card “charge-backs”, debit cards, stored value cards or purchase cards (including so-called “procurement cards” or “P-cards”) incurred in the Ordinary Course of Business;

(m)Debt which may be deemed to exist as a result of the existence of any worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance claims, guaranties, or similar obligations incurred in the Ordinary Course of Business;

(n)Debt in respect of netting services and overdraft protections in connection with Deposit Accounts in the Ordinary Course of Business;

(o)Debt incurred by a Borrower or any of its Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, in connection with Permitted Acquisitions, other permitted Investments or permitted dispositions of any business, asset or Subsidiary of Borrower or any of its Subsidiaries;

(p)[reserved];

(q)Debt incurred under appeal bonds and in the Ordinary Course of Business under performance, surety or statutory bonds;

(r)Debt composing Investments permitted hereunder; and

(s)unsecured Debt of a Borrower or Subsidiary owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) to finance the redemption (which shall be non-cash at the time of such redemption) or repurchase (which shall be non-cash at the time of such repurchase) of the Equity Interests of Parent permitted by Section 10.2.4 that has been issued to such Persons at any time no Event of Default has occurred and is continuing;

provided that, at any time, the aggregate outstanding amount of all Debt incurred in respect of clauses (f), (i), (j)(iii) and (s) of this Section 10.2.1 does not exceed $2,000,000 at any time outstanding.

10.2.2Permitted Liens

.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)Liens in favor of Agent;

(b)[reserved];

(c)Purchase Money Liens securing Permitted Purchase Money Debt;

(d)Liens for Taxes not due and payable or being Properly Contested;

(e)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due and payable or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f)Liens incurred or deposits of cash made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, Hedging Agreements, surety and appeal bonds, performance bonds and other similar obligations;

(g)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h)Liens in respect of judgments that would not constitute an Event of Default hereunder;

(i)easements, rights-of-way, restrictions (including zoning restrictions), conditions, building code laws, covenants, other agreements of record, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Estate, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere in any material respect with the Ordinary Course of Business or impair Agent’s Lien on Real Estate in any material respect, taken as a whole, and any exceptions on the final mortgagee title insurance policy issued in connection with any Mortgage; and such other minor defects of title or survey matters that are disclosed by current surveys that do not materially interfere with the current use of the Real Estate and do not otherwise impair Agent’s Lien on Real Estate in any material respect;

(j)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k)pledges or deposits of cash in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(l)Liens securing Debt permitted under Section 10.2.1 that does not exceed in the aggregate $2,000,000 outstanding at any one time;

(m)Liens arising in the Ordinary Course of Business in favor of carriers, landlords, warehousemen, mechanics, materialmen, repairmen, laborers or suppliers or other like Liens arising under Applicable Law in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(n)Liens incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the Ordinary Course of Business;

(o)any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under any lease not prohibited hereunder;

(p)Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(q)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business or to the extent permitted under the Loan Documents;

(r)any zoning restrictions or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Estate not materially detracting from the value of such Real Estate;

(s)licenses of patents, trademarks and other intellectual property rights granted by Borrowers or any of their Subsidiaries in the Ordinary Course of Business and not interfering in any respect with the ordinary conduct of the business of Borrowers or such Subsidiary;

(t)Liens incurred in the Ordinary Course of Business on deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Borrowed Money);

(u)Liens in favor of customs and revenue authorities arising as a matter of law and in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods;

(v)[reserved];

(w)existing Liens shown on Schedule 10.2.2 and Liens securing Refinancing Debt; provided, that, any Liens relating to such Refinancing Debt shall only attach to the Property which was subject to the Liens so refinanced, accessions thereto, proceeds or products thereof;

(x)Possessory Liens in favor of brokers and dealers arising in connection with the acquisition of disposition of Investments that are not Restricted Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the Ordinary Course of Business and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(y)Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or other permitted Investment or on such property of a Subsidiary of an Obligor in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other permitted Investment and do not attach to any other assets of any Obligor or any Subsidiary; and

(z)licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business or not materially interfering with the business of the Borrowers or any Subsidiary.

10.2.3Reserved

.

10.2.4Distributions; Upstream Payments

.  Declare or make any Distributions, except:

(a)Upstream Payments and Distributions to Parent and other Persons holding Equity Interests in the Company, as applicable, to the extent necessary to (i) permit the Company to make any payments required to be made under Section 4.3 of the Company LLC Agreement with respect to the Tax Receivable Agreement (other than the Early Termination Payment under (and as defined in) the Tax Receivable Agreement) (ii) permit the Company to make any payments required to be made under clauses (A), (B), (C) and (D) of Section 4.3(ii) of the Company LLC Agreement, in each case so long as such Distribution is made in connection with the investments, business activities, and entity structure of the Company and its Subsidiaries (as reasonably determined by the Company acting in good faith), (iii) permit the Company to make any payments required to be made under Section 4.4 of the Company LLC Agreement with respect to Tax Distributions (as defined in Section 4.4 of the Company LLC Agreement), and (iv) permit Parent to pay franchise taxes, audit costs, costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002, other Public Company Costs, and other administrative costs and expenses customary for such a company;

(b)each Subsidiary of an Obligor may make Distributions to any Obligor;

(c)the Obligors and each Subsidiary may declare and make dividend payments or distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)a Distribution to the extent permitted under Section 10.2.16; and.

(e)the Borrowers may make Distributions to Parent, the proceeds of which are used substantially contemporaneously, directly or indirectly, to redeem or repurchase Equity Interests from officers, directors, employees, advisors, service providers or consultants (or any spouses, ex-spouses, or estates of any of the foregoing) of Parent, any Obligor or any of its Subsidiaries, upon termination of employment in connection with the exercise of stock options, stock appreciation rights or other equity incentives or equity based incentives or in connection with the death or disability of such Persons; provided, that, in all such cases (i) the aggregate amount of such payments in respect of all such Equity Interests so redeemed or repurchased shall not exceed 5% of the Class A Equity Interests of Parent in the aggregate during the term of this Agreement, and (ii) immediately before and after making such Distribution, no Event of Default shall have occurred and be continuing or result therefrom.

10.2.5Restricted Investments

.  Make any Restricted Investment.

10.2.6Disposition of Assets

.  Make any Asset Disposition, except a Permitted Asset Disposition.

10.2.7Loans

.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee (i) for salary, travel expenses, commissions and similar items in the Ordinary Course of Business and (ii) for other purposes, so long as the advances under this clause (a) (together with loans made pursuant to clause (e)(ii) below) do not exceed $1,000,000 in the aggregate outstanding at any one time; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) (i) by any Obligor to another Obligor, (ii) by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor and (iii) by any Subsidiary that is not an Obligor to an Obligor so long as such Debt is subject to the Intercompany Subordination Agreement; and (e) advances or loans, each evidenced by promissory notes, to officers, directors or employees for the purchase by such officers, directors or employees of Equity Interests of Parent so long as either (i) Parent makes a capital contribution in cash in the full amount thereof to Borrowers or (ii) such loans (together with loans made pursuant to clause (a)(ii) above) do not otherwise exceed $1,000,000 in the aggregate outstanding at any one time.

10.2.8[Reserved]

.

10.2.9Fundamental Changes

.  (a) Combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; except, (i) any wholly-owned Subsidiary of any Obligor (other than any Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of any Obligor (other than any Borrower), (ii) any Borrower may merge with and into or consolidate with any other Borrower and any Guarantor may merge with and into or consolidate with a Borrower or any other Guarantor; provided that in any merger involving a Borrower and a Guarantor, such Borrower shall be the continuing or surviving Person, (iii) mergers or consolidations of any Person with or into a Borrower or any Subsidiary if the acquisition of the Equity Interest in such Person by such Borrower or such Subsidiary would have been permitted pursuant to Section 10.2.5 (so long as (x) in the case of a merger or consolidation involving a Borrower, a Borrower shall be the continuing or surviving Person, (y) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the applicable provisions of Section 10.1.9 and there is compliance with all financial covenants in Section 10.3 on a Pro Forma Basis, and (z) no Event of Default shall have occurred and be continuing after giving effect thereto), (iv) mergers, combinations, or consolidations of any Subsidiary with any Person to consummate a Permitted Acquisition or other permitted Investment or a Permitted Asset Disposition with respect to the Equity Interests of such Subsidiary concurrently with such consummation, or (v) any Subsidiary that is not an Obligor may merge into any other Subsidiary that is not an Obligor; and (b) for any Obligor, without providing ten (10) Business Days’ prior written notice to Agent (or such later notice as Agent may agree) of the same, change its (i) name, or (ii) form or state of organization; provided that at all times each Obligor shall maintain its state of organization in the United States.

10.2.10Subsidiaries

.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares or Equity Interests issued to an Obligor or Subsidiary (other than an Excluded Subsidiary) of an Obligor; provided, that, any such Equity Interest issued to an Obligor shall be promptly pledged by such Obligor to Agent in accordance with the Loan Documents to the extent required by, and subject to the limitations set forth in, this Agreement and the other Loan Documents, including Section 7.7 (it being agreed and understood that no pledge of Excluded Assets shall be required).

10.2.11Organic Documents

.  Amend, modify or otherwise change any of its Organic Documents in a manner materially adverse to Agent and the Lenders in their respective capacities as such, except in connection with a transaction permitted under Section 10.2.9.

10.2.12Accounting Changes

.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year, in each case, without the prior written consent of Agent (not to be unreasonably withheld).

10.2.13Restrictive Agreements

.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (and renewals, amendments and replacements thereof that are not otherwise prohibited by this Agreement); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) [reserved]; (d) constituting customary restrictions on assignment in leases, Licenses and other contracts, (e) restrictions and conditions on any Excluded Subsidiary by the terms of any Debt of such Excluded Subsidiary permitted to be incurred hereunder; (f) restrictions by reason of any mandatory provision under any Applicable Law or required by any Governmental Authority having jurisdiction over an Obligor or a Subsidiary or any of their businesses but only to the extent such mandatory provision under any Applicable Law, rule, regulation or order does not otherwise result in any Event of Default under any Loan Document; (g) customary provisions in purchase and sale agreements to be executed by Obligors in connection with a Permitted Asset Disposition so long as such provisions apply only to the Property being sold; (h) Restrictive Agreements that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Restrictive Agreements were not entered into in contemplation of such Person becoming a Subsidiary; (i) Restrictive Agreements relating to restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business; (j) Restrictive Agreements that arise in connection with cash or other deposits permitted under Section 10.2.2 or 10.2.5, and limited to such cash or deposits; (k) Restrictive Agreements that contain negative pledges and restrictions on Liens in favor of any holder of Permitted Purchase Money Debt but solely to the extent any negative pledge relates to the property financed by or the subject of such Debt and the proceeds and products thereof; (l) customary provisions in shareholders’ agreements and other similar agreements applicable to non-wholly-owned Subsidiaries or in joint venture agreements and other similar agreements applicable to joint ventures, in each case, permitted under Section 10.2.5 and applicable solely to such non-wholly-owned Subsidiary or joint venture, as applicable; and (m) Restrictive Agreements governing Debt entered into after the Closing Date and permitted under Section 10.2.1 that are, in the good faith judgment of Borrower Agent (after consulting with Agent in good faith), no more restrictive with respect to Obligors or any Subsidiary than customary market terms for Debt of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), and provided that such restrictions will not affect any Obligor’s ability to make any payments or perform its obligation required under the Loan Documents.

10.2.14 Hedging Agreements

.  Enter into any Hedging Agreement, except as required under this Agreement or to hedge risks arising in the Ordinary Course of Business and not for speculative purposes, without the prior written consent of Agent.

10.2.15 Conduct of Business

.  In the case of the Obligors, engage in any line of business substantially different from the business as conducted by the Obligors on the Closing Date and any business reasonably related, ancillary or complementary to, or a reasonable extension, development or expansion of, the business in which any Obligor is engaged on the date hereof.

10.2.16 Affiliate Transactions

.  Enter into or be party to any transaction with an Affiliate of an Obligor, except:

(a) transactions expressly permitted by the Loan Documents;

(b) payment of reasonable compensation and employee benefit arrangements to directors, officers and employees for services actually rendered, and payment of reasonable fees, out-of-pocket and documented costs and indemnities paid for the benefit of directors, officers or employees of the Company or any of its Subsidiaries (other than Excluded Subsidiaries);

(c) transactions solely among Obligors and their respective Subsidiaries (other than Excluded Subsidiaries);

(d) transactions with Affiliates that were consummated prior to the Closing Date, as set forth on Schedule 10.2.16;

(e) the Company LLC Agreement;

(f)advances for commissions, reasonable out-of-pocket and documented travel expenses and other similar purposes in the Ordinary Course of Business to directors, officers and employees (other in respect of Excluded Subsidiaries);

(g) [reserved];

(h) transactions with Affiliates whether or not in the Ordinary Course of Business, upon fair and reasonable terms not less substantially favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and

(i)Upstream Payments and Distributions permitted pursuant to Section 10.2.4 (other than by cross-reference to this Section 10.2.16).

10.2.17Anti-Corruption Laws

.  Use the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (c) in any manner that would result in the material violation of any Sanctions applicable to any party hereto.

10.2.18Amendments to Tax Receivable Agreement

.  Amend, supplement or otherwise modify the Tax Receivable Agreement in a manner materially adverse to the interests of the Agent without the consent of the Agent (not to be unreasonably withheld, conditioned or delayed).

10.3Financial Covenants

.  Until Full Payment of the Obligations, Company and its Subsidiaries on a consolidated basis shall (to be certified by a Senior Officer of Borrower Agent in the Compliance Certificate provided in accordance with Section 10.1.2(c)):

10.3.1Maximum Lease Adjusted Leverage Ratio

.  Maintain a Lease Adjusted Leverage Ratio measured as at the last day of each Fiscal Quarter, of not greater than 4.00 to 1.00.

10.3.2Minimum EBITDA

.  Maintain EBITDA for the trailing twelve month period ended, measured as at the last day of each Fiscal Quarter, of not less than $21,400,000.

SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1Events of Default

.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)A Borrower fails to pay (i) the principal amount of any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any of the other Obligations when due and such failure continues for three (3) Business Days;

(b)Any representation or warranty, of an Obligor made in writing in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)A Borrower breaches or fail to perform any covenant contained in (i) Section 10.1.1, and such breach or failure is not cured within ten (10) Business Days after a Senior Officer of Borrower Agent has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; and (ii) Sections 10.1.3(d), 10.2 and 10.3;

(d)An Obligor breaches or fails to perform any other covenant (not specified in clause (a) or (c) above) contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of Borrower Agent has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien on the Collateral granted to Agent having a fair market value, individually or in the aggregate, in excess of $50,000; or any Loan Document ceases to be in full force or effect for any reason (other than in accordance with its terms or by reason of a waiver or release by Agent and Lenders);

(f)Any breach or default of an Obligor occurs and is continuing (after giving effect to any applicable grace period thereunder) under (i) any Hedging Agreement in excess of $2,000,000 resulting in an early termination event or equivalent event, or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound relating to any Debt (other than the Obligations) in excess of $2,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach; provided, that the foregoing shall not apply to secured Debt that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the Property or assets securing such Debt (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(g)Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $100,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, unless such judgment is discharged or satisfied in full, in each case within thirty (30) days;

(h)The Early Termination Payment under (and as defined in) the Tax Receivable Agreement is due (or reasonably likely to be due) prior to the term of this Agreement or any Obligor or any breach under the Tax Receivable Agreement has occurred that would allow the Early Termination Payment to be due prior to the Term of this Agreement;

(i)[Reserved];

(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any material portion of the business of an Obligor and such appointment continues undischarged for sixty (60) days; or an Insolvency Proceeding is commenced against an Obligor and:  the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed or stayed within sixty (60) days after filing, or an order for relief is entered in the proceeding;

(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan, or an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case under this Section 11.1(k), where such event could reasonably be expected to have a Material Adverse Effect; or

(l)An Obligor or any of its Senior Officers is convicted for (i) a felony involving fraud or other financial matters committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act), in each case under the foregoing clauses (l)(i) and (l)(ii) that is reasonably expected to lead to forfeiture of any material portion of the Collateral.

11.2Remedies upon Default

.  If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)terminate, reduce or condition any Commitment;

(c)require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable (other than indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not the conditions in Section 6 are satisfied); and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its reasonable discretion, deems advisable.  Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3License

.  Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license following the occurrence and during the continuance of an Event of Default (without payment of royalty or other compensation to any Person), for the sole purpose of enabling Agent to exercise the rights and remedies hereunder, any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral to the extent necessary or appropriate in order to sell, lease, dispose or otherwise manage in a commercially reasonable manner any of the Collateral.  Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit; provided, however, that nothing in this Section 11.3 shall require any Obligor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach of default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder shall incorporate commercially reasonable terms reasonably necessary to preserve and maintain the Intellectual Property interests licensed, including, without limitation (a) with respect to Trademarks, reasonable quality control standards applicable to each such Trademark as in effect as of the date such licenses hereunder are granted, terms transferring and inuring goodwill arising from use back to such Obligor, terms prohibiting the mutilation, misuse, or alteration of Trademarks, and other reasonable terms consistent with such Obligor’s historical practices and (b) with respect to private data, trade secrets and confidential information, commercially reasonable terms maintaining the private, secret and confidential status of such information through the imposition of reasonable obligations of confidentiality and restrictions on use at least meeting minimum legal requirements.

11.4Setoff

.  At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), but excluding deposits in any Excluded Accounts, at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.  Notwithstanding the foregoing, no Lender, Issuing Bank or Affiliate thereof shall exercise any such right of setoff without the consent of Agent.

11.5Remedies Cumulative; No Waiver

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11.5.1Cumulative Rights

.  All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2Waivers

.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent, unless expressly stated; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.

SECTION 12.AGENT

12.1Appointment, Authority and Duties of Agent

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12.1.1Appointment and Authority

.  Each Secured Party appoints and designates Bank of the West as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties.  Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; or (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents; Applicable Law or otherwise.  The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

12.1.2Duties

.  Agent shall not have any duties except those expressly set forth in the Loan Documents.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3Agent Professionals

.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence (other than gross negligence) or misconduct (other than willful misconduct) of any agents or Agent Professionals selected by it with reasonable care.

12.1.4Instructions of Required Lenders

.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2Agreements Regarding Collateral and Borrower Materials

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12.2.1Lien Releases; Care of Collateral

.  Secured Parties authorize Agent to release (and Agent shall release) any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders.  In connection with any release pursuant to the immediately preceding sentence of this Section 12.2.1, Agent shall promptly (after reasonable advance notice) execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request to evidence such release.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2Possession of Collateral

.  Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3Reports

.  Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”).  Reports and Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials or any Report; and (c) without limiting any other confidentiality requirements hereunder, to keep all Borrower Materials and Reports confidential and strictly for such Lender’s internal use, not to distribute any Report or Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials and Reports solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3Reliance By Agent

.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting, unless in breach of any express term of any Loan Document.

12.4Action Upon Default

.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5Ratable Sharing

.  If, other than as expressly provided herein, any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.2, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

12.6Indemnification

.  EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE; PROVIDED, THAT ANY CLAIM AGAINST (I) AN AGENT

INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT), AND (II) AN ISSUING BANK INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ISSUING BANK (IN THE CAPACITY OF ISSUING BANK); PROVIDED FURTHER, THAT IN NO EVENT SHALL ANY LENDER HAVE ANY OBLIGATION HEREUNDER TO INDEMNIFY OR HOLD HARMLESS AN AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE WITH RESPECT TO A CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including reasonable attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share to the extent not reimbursed by Obligors.

12.7Limitation on Responsibilities of Agent

.  Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8Resignation; Successor Agent

.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrowers.  Upon receipt of such notice, Required Lenders shall have the right, in consultation with Borrower Agent, to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists) Borrower Agent who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  If no successor agent is appointed prior to the effective date of Agent’s resignation, the retiring Agent may appoint a successor agent that is a financial institution acceptable to it and that meets the qualifications set forth above, including the consent requirements, which shall be a Lender unless no Lender accepts the role; provided that in no event shall any such successor Agent be a

Defaulting Lender.  In the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder.  Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations (other than its duties of confidentiality) hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent.  Any successor to Bank of the West by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.9Due Diligence and Non-Reliance

.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10Remittance of Payments and Collections

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12.10.1Remittances Generally

.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Los Angeles time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Los Angeles time) on such day, and if request is made after 11:00 a.m. (Los Angeles time), then payment shall be made by 11:00 a.m. (Los Angeles time) on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2Failure to Pay

.  If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Adjusted Base Rate Loans.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3Recovery of Payments

.  If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party.  If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11Individual Capacities

.  As a Lender, Bank of the West shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of the West in its capacity as a Lender.  Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party.  In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12[Reserved]

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12.13Bank Product Providers

.  Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.7 and this Section 12.  Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14No Third Party Beneficiaries

.  This Section 12 (except with respect to Borrowers’ rights under Sections 12.2 and 12.8) is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  Except as set forth in this Section 12.14, this Section 12 does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and permitted assigns, except that (a) other than in connection with a transaction permitted hereunder, no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3 and any assignment by Agent must be in compliance with Section 12.8.  Agent shall treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2Participations

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13.2.1Permitted Participants; Effect

.  Subject to Section 13.3.3, any Lender may sell to a financial institution (other than to a Disqualified Institution to the extent the identities of Disqualified Institutions have been made available to Lender) (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant shall not be entitled to the benefits of Section 5.10 unless Borrowers agree otherwise in writing.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.2Voting Rights

.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Revolver Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases, except as permitted hereunder, substantially all the value of the guarantees of the Obligations or substantially all Collateral.

13.3Assignments

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13.3.1Permitted Assignments

.  A Lender may assign to an Eligible Assignee (other than to a Disqualified Institution to the extent the identities of Disqualified Institutions have been made available to Lender) any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $2,000,000 (unless otherwise agreed by Agent in its reasonable discretion) and integral multiples of $2,000,000 in excess of those amounts (or, if less, all of such Lender’s remaining Loans and Commitments); (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $2,000,000 (unless otherwise agreed by Agent in its reasonable discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank or any central bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2Effect; Effective Date

.  Upon delivery to Agent of an assignment notice in the form of Exhibit B, a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the tax forms required by Section 5.11 and the recordation of the assignment in the Register, the assignment shall become effective as specified in the notice (subject to Section 13.3.4), if it complies with this Section 13.3.  From such effective date, and subject to recording of the assignment in the Register, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement or new notes, if applicable.  The transferee Lender shall comply with Section 5.11 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3Certain Assignees

.  No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender, Disqualified Institution or natural person.  Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder.  If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4Register

.  Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain at an office in the United States (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names and addresses of the Lenders and Commitments of, and the principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Notwithstanding anything to the contrary herein, entries in the Register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each lender recorded in such Register as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  The Register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4Replacement of Certain Lenders

.  If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) makes a claim for payments under Section 3.5, 3.6, 3.7, 3.9 or 5.10, or (c) is a Defaulting Lender or a Disqualified Institution (any such Lender described in clause (a), (b) or (c), an “Affected Lender”), then, in addition to any other rights and remedies that any Person may have, Agent or Borrowers (at their sole expense and effort, upon notice to such Lender and Agent and so long as no Event of Default has occurred and is continuing) may, by notice to such Lender within 120 days after such event (the “Replacement Notice”), require such Affected Lender to assign all of its rights and obligations under the Loan Documents, including its Loans and Revolver Commitment, without recourse, to one or more replacement Lenders (each, a “Replacement Lender”) that is an Eligible Assignee, pursuant to appropriate Assignment and Acceptance(s), within 10 days after delivery of the applicable Replacement Notice; provided that (x) such assignment does not conflict with Applicable Laws; (y) Borrowers or the Replacement Lender(s) have reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to Section 13.3; and (z) at the time of any such replacement of an Affected Lender described in Section 13.4(a), each such Replacement Lender consents to the proposed amendment, waiver or action.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance on behalf of the Affected Lender if the Affected Lender fails to execute it.  Such Affected Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment, including, in the case of replacement of an Affected Lender described in Section 13.4(b), all increased costs for and Taxes to which such Affected Lender is entitled to under such Section 3.5, 3.6, 3.7, 3.9 or 5.10 through the date of such assignment.  An Affected Lender shall not be required to make any such assignment and delegation if, on or before sixty (60) days after Agent’s and the Affected Lender’s receipt of the Replacement Notice, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower Agent to require such assignment and delegation cease to apply.  Nothing in this Section 13.4 shall limit or impair any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender.

SECTION 14.MISCELLANEOUS

14.1Consents, Amendments and Waivers

.

14.1.1Amendment

.  Except as otherwise set forth in this Agreement (and except with respect to (x) any fee letter, any Lien Waiver or any LC Document, which, in each case, may be modified pursuant to a written agreement among the respective parties thereto in accordance with the terms of each such Other Agreement and (y) Compliance Certificates, which are not subject to this Section 14.1, no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and Borrower Agent on behalf of each Obligor party to such Loan Document; provided, however, that:

(a)without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.4 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c)without the prior written consent of each Lender directly and adversely affected thereby, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay a scheduled payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2 and the waiver of default interest and waiver of mandatory prepayments), it being understood that the waiver of (or amendment to the terms of) any condition precedent, Default, Event of Default or any mandatory prepayment of the Loans shall not constitute an increase in a commitment or a delay of any payment of principal or interest; (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations (except the rescission of a prior acceleration); or (iv) amend this clause (c);

(d)(i) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (A) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 3.1.1(b)) or any fee payable hereunder, (B) alter Section 5.7.2, Section 7.1 (except to add Collateral), Section 12.5 or Section 14.1.1; (C) except as permitted under this Agreement, release all or substantially all Collateral; (D) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release all or substantially all of the value of the guarantees of the Obligations, (E) contractually subordinate any of Agent’s Liens, or (F) amend the definitions of Pro Rata or Required Lenders; and (ii) without the prior written consent of all Lenders (except any Defaulting Lender), amend the definition of Required Lenders; and

(e)without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.7.2.

14.1.2Limitations

.  Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.2Indemnity

.  EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS HEREIN DEFINED) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided however, that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent that such Claim (x) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Affiliates and its and their respective officers, directors, employees, advisors and agents or the material breach by an Indemnitee or such Indemnitee’s Affiliate of its obligations under the Loan Documents and such breach resulted in such claim; (y) arises out of, or in connection with, any Claim, litigation, investigation or proceeding that does not involve an act or omission by Parent, the Borrowers or any of its or their respective Affiliates and that is brought by any such indemnified person against any other indemnified person (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loans unless such claim would otherwise be excluded pursuant to clause (x) above) and (z) settlements effected without Borrower Agent’s prior written consent (not to be unreasonably withheld or delayed), but no consent of Borrowers shall be required if an Event of Default has occurred and is continuing, provided that, Borrowers shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by Borrowers to such Indemnitee to the extent any of the foregoing items in clause (x) through (z) above occurs.  The foregoing shall be limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and if necessary, one local counsel in any relevant jurisdiction (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole, and if reasonably necessary, one local counsel in any relevant jurisdiction), in each case, excluding allocated costs of in-house counsel, arising out of or relating to this Agreement, the Borrowers’ use or proposed use of proceeds of the Loans or the commitments and any other transactions connected therewith.  This Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.3Notices and Communications

.

14.3.1Notice Address

.  Subject to Section 4.1.5, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower Agent on behalf of any Obligor, at Borrower Agent’s address shown on Schedule 14.3.1, and to any other Person at its address shown on Schedule 14.3.1 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each communication shall be effective only (a) if given by facsimile transmission (or, with respect to non-material communications approved by Agent, or as otherwise expressly permitted by the Loan Documents, by other electronic transmission), when transmitted to the applicable facsimile number (or other electronic address), if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent or Issuing Bank, as applicable, pursuant to Section 2.1.4, 2.4, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2Electronic Communications; Voice Mail

.  Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.5.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3Platform

.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”).  Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform.  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS, REPORTS OR THE PLATFORM.  Lenders acknowledge that Borrower Materials and Reports may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities.  No Agent Indemnitee shall have any liability to Borrowers, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform, internet, e-mail, or any other electronic platform or messaging system except to the extent resulting from gross negligence or willful misconduct by Agent Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

14.3.4Non-Conforming Communications

.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee (to the extent required by, and subject to the limitations in, Section 14.2) from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4Performance of Borrowers’ Obligations

.  Agent may, in its discretion, with three (3) Business Days’ prior written notice to Borrower Agent at any time when a Default exists, or at any time an Event of Default has occurred and is continuing, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) subject to Section 8.6.2, protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, with interest from the date incurred until paid in full, at the Default Rate applicable to Adjusted Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5Credit Inquiries

.  Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6Severability

.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7Cumulative Effect; Conflict of Terms

.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8Counterparts

.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9Entire Agreement

.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10Relationship with Lenders

.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the

Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12Confidentiality

.

Each of Agent, Lenders and Issuing Bank (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; provided that Agent or such Lender, as applicable, agrees to notify Borrower Agent prior to such disclosure to the extent practicable, unless Agent or such Lender is prohibited by Applicable Law, rule or regulation from so informing Borrower Agent, and except in connection with any request as part of a regulatory examination or audit; (c) to the extent required by Applicable Law or by any subpoena or other legal process (in which case Agent or such Lender, as applicable, agrees to notify Borrower Agent promptly thereof prior to such disclosure to the extent practicable, unless Agent or such Lender is prohibited by Applicable Law, rule or regulation from so informing Borrower Agent, and except in connection with any request as part of a regulatory examination or audit); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; provided that Agent or such Lender, as applicable, agrees that it will notify Borrower Agent as soon as practicable prior to any such disclosure by such Person unless such notification is prohibited by Applicable Law, rule or regulation; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) ceases to be confidential other than as a result of an act or omission of Agent or Lender or a breach of this Section, (ii) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (iii) is otherwise available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and, after reasonable advance notice to Borrowers to give them an opportunity to review and comment on such materials, for advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials.  As used herein, “Information” means all information received from an Obligor or Subsidiary or Affiliates relating to it or its business, other than any such information that is available to Agent or any Lender thereof on a non-confidential basis prior to disclosure by an Obligor or any of its Subsidiaries or Affiliates.  Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information.  Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13GOVERNING LAW

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED IN SUCH OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14.14Consent to Forum

.

EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS.  EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL OR PERSONAL DELIVERY IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  Nothing herein shall limit the right of any party hereto to bring proceedings against any other party hereto in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15Waivers

.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR WAIVES (A) THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY, DIRECTLY OR INDIRECTLY, TO ANY LOAN DOCUMENT, OBLIGATION OR COLLATERAL, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH AN OBLIGOR MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT, ISSUING BANK OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AGENT, ISSUING BANK AND EACH LENDER WAIVES (A) THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY, DIRECTLY OR INDIRECTLY, TO ANY LOAN DOCUMENT, OBLIGATION OR COLLATERAL, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND (B) ANY CLAIM AGAINST ANY OBLIGOR OR ANY SUBSIDIARY THEREOF, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO, EXCEPT ONLY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) FOR WHICH AGENT, ISSUING BANK OR ANY SUCH LENDER HAS A VALID CLAIM FOR INDEMNIFICATION PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS

EACH PARTY HERETO ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO EACH OTHER PARTY ENTERING INTO THIS AGREEMENT AND THAT THEY ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH SUCH OTHER PARTIES.  EACH PARTY HERETO HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.16Patriot Act Notice

.  Agent and Lenders subject to the Patriot Act hereby notify Borrowers, Agent and Lenders that they are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers' management and owners, such as legal name, address, social security number and date of birth.  In addition, if Agent or any Lender is expressly required by law or regulation to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Obligors and (b) OFAC/PEP searches and customary individual background checks for the Obligors’ senior management and key principals, and Borrowers agree to use commercially reasonable efforts to cooperate in respect of the conduct of such searches and further agree that the reasonable and documented out-of-pocket costs and charges for such searches shall constitute expenses hereunder for which the Borrowers shall be liable.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the first date set forth above.

OBLIGORS BORROWER AND BORROWER AGENT: THE HABIT RESTAURANTS, LLC By: /s/ Ira Fils Name:Ira Fils Title: Chief Financial Officer GUARANTOR:

HBG FRANCHISE, LLC,

a Delaware limited liability company

By: /s/ Ira Fils

Name: Ira Fils

Title: Chief Financial Officer

Loan and Security Agreement

AGENT: BANK OF THE WEST By: /s/ Jim Halton Name:Jim Halton Title: Vice President LENDERS: BANK OF THE WEST By: /s/ Jim Halton Name:Jim Halton Title: Vice President

Loan and Security Agreement

Schedule 1.1
to
Loan and Security Agreement

COMMITMENTS OF LENDERS

Lenders	Revolver Loans Commitment	Total Commitments	Pro Rata Share
Bank of the West	$20,000,000.00	$20,000,000.00	100.000000000%
Total	$ 20,000,000.00	$ 20,000,000.00	100.000000000%

Schedule 1.1 to Loan and Security Agreement